Preliminary Offering Circular dated March 22 2021

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Pacific Software, Inc.

$15,000,000

7,500,000 SHARES OF COMMON STOCK

2,000,000 SHARES OF COMMON STOCK BY THE SELLING SHAREHOLDERS

$2.00 PER SHARE

This is the public offering of securities of Pacific Software, Inc., a Nevada corporation. We are offering up to 7,500,000 shares of our Common Stock, par value $0.001 (“Common Stock”), at an offering price of $2.00 per share (the “Offered Shares”) by the Company. We are also registering 2,000,000 shares of Common Stock for Harrysen Mittler (1,000,000 Shares), Peter Pizzino (1,000,000 Shares) (together, the “Selling Shareholders”) who will sell at the offering price of $2.00 per share. We will not receive any proceeds from sales by the Selling Shareholders. This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 20,000 Offered Shares ($10,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors“ section on page 4 of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a “best efforts” basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

Our Common Stock is traded in the OTCMarket Pink Open Market under the stock symbol “PFSF.”

Investing in our Common Stock involves a high degree of risk. See “Risk Factors“ beginning on page 4 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Price (1)(2)	$2.00	$15,000,000.00
Underwriting Discounts and Commissions (3)	$0	$0
Proceeds to Company (4)	$2.00	$15,000,000.00

(1)	We are offering shares on a continuous basis. See “Distribution“ – Continuous Offering.

(2)	This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3)	We are offering these securities without an underwriter.

(4)	Excludes estimated total offering expenses, including underwriting discount and commissions, which will be approximately $50,000 assuming the maximum offering amount is sold.

(5)	An additional $4,000,000 is also being offered by the Selling Shareholders described herein.

Our Board of Directors used its business judgment in setting a value of $2.00 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Pacific Software, Inc.”, “West Hartford World of Beer”, “PFSF”, “Cambridge Craft Restaurants”, “Attitude Beer Holding, Inc.”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Pacific Software, Inc.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business;

●	Our reliance on suppliers and customers;

●	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to finance our businesses;

●	Our ability to promote our businesses;

●	Our ability to compete and succeed in highly competitive and evolving businesses;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us and our perception and interpretation thereof, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We urge you to read this Offering Circular in its entirety and not place undue reliance on forward-looking statements. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements revising and/or updating our forward-looking statements if events occur or circumstances change.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

We were formed as Pacific Mining, Inc., a Nevada corporation, on October 12, 2005. On November 28, 2006, we changed our name to Pacific Software, Inc. and were engaged in the business of developing and marketing a large file transfer software package named LargeFilesASAP. In December 2009, our management changed and the new management discontinued our business of developing and marketing LargeFilesASAP.

On September 28, 2020, the Company entered into an agreement with Pacific Acquisition Assets, Inc., to acquire WOB LLC which holds a 51% interest in two restaurants. We are an owner of a 51% interest in two World of Beer franchise taverns. One is located in West Hartford Connecticut, and the other is in Cambridge Massachusetts. These taverns sell a selection of over 500 craft and imported beers along with tavern food and other spirits and cocktails. Our 49% partner, New England World of Beer, LLC (“NEWOB”) owns franchise rights for all of Connecticut and Massachusetts. Similar taverns are currently open in 20 states. NEWOB, operates and manages our locations.

On September 28, 2020, the Company accepted the resignation of Harrysen Mittler and Peter Pizzino as Officers and Directors of the Company.

On September 28, 2020, the Company appointed Izak On as the Chief Executive Officer, Chief Financial Officer, and a Director of the Company.

On September 28, 2020, the Company appointed Michael Finkelstein as the Secretary and as a Director of the Company.

Our fiscal year-end date is September 30.

Our Corporate Headquarters are located at 600 North Ave, #304, Wakefield, MA 01880. Our website is www.pacificsoftwareinc.com and our email address is info@pacificsoftwareinc.com.

We do not incorporate the information on or accessible through our websites into this Offering Circular, and you should not consider any information on, or that can be accessed through, our websites a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $10,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock trades in the OTCMarket Pink Open Market Sheets under the symbol PFSF.

THE OFFERING

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Issuer:	Pacific Software, Inc.

Securities offered by the Company:	A maximum of 7,500,000 shares of our common stock, par value $0.001 (“Common Stock”) at an offering price of $2.00 per share (the “Offered Shares”). (See “Distribution.”)

Securities offered by the Selling Shareholders	Additionally, 2,000,000 of the Common Shares are being offered by the Selling Shareholders at the fixed price of $2.00 per share.

Number of shares of Common Stock outstanding before the offering	19,297,299 issued and outstanding as of , January 13, 2021

Number of shares of Common Stock to be outstanding after the offering	26,797,299 shares, if the maximum amount of Offered Shares are sold

Price per share:	$2.00

Maximum offering amount:	7,500,000 shares at $2.00 per share, or $15,000,000 (See “Distribution.”) Additionally, 2,000,000 shares of our Common Stock may be sold by the Selling Shareholders at the fixed price of $2.00 per share.

Trading Market:	Our Common Stock is trading on the OTC Markets Pink Open Market Sheets division under the symbol “PFSF.”

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $14,950,000.00. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	Investing in our Common Stock involves a high degree of risk, including: Immediate and substantial dilution. Limited market for our stock. See “Risk Factors.”

RISK FACTORS

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The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute “Forward-Looking Statements.”

Our business and future operations may be adversely affected by epidemics and pandemics, such as the recent COVID-19 outbreak.

We may face risks related to health epidemics and pandemics or other outbreaks of communicable diseases, which could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of the country as a whole. For example, the recent outbreak of COVID-19, has been declared by the World Health Organization to be a “pandemic,” has spread across the globe, including the United States of America. A health epidemic or pandemic or other outbreak of communicable diseases, such as the current COVID-19 pandemic, poses the risk that we, or potential business partners may be disrupted or prevented from conducting business activities for certain periods of time, the durations of which are uncertain, and may otherwise experience significant impairments of business activities, including due to, among other things, operational shutdowns or suspensions that may be requested or mandated by national or local governmental authorities or self-imposed by us, our customers or other business partners. While it is not possible at this time to estimate the impact that COVID-19 could have on our business, our customers, our potential customers, suppliers or other current or potential business partners, the continued spread of COVID-19, the measures taken by the local and federal government, actions taken to protect employees, and the impact of the pandemic on various business activities could adversely affect our results of operations and financial condition.

The price of our common stock may continue to be volatile.

The trading price of our common stock has been and is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to our businesses; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for developmental related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities. This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

There are doubts about our ability to continue as a going concern.

The Company is an early-stage enterprise and has commenced principal operations. The Company had $20,000 revenues and has incurred losses of $1,174,316 for the year ended September 30, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the growth of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that the Company relinquish valuable rights. Please see Financial Statements – Note 3. Going Concern for further information.

Risks Relating to Our Financial Condition

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

Although the Company is confident with its accounting, we are not required to have our financials audited by a certified Public Company Accounting Oversight Board (“PCAOB”). As such, our accountants do not have a third party reviewing the accounting. Our accountants may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

Our management has limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Management of Pacific Software, Inc. has experience in operating small companies. Many investors may treat us as an early-stage company. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

-risks that we may not have sufficient capital to achieve our growth strategy;

-risks that we may not develop our products and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

-risks that our growth strategy may not be successful; and

-risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

Because our former directors and former officers currently and for the foreseeable future will continue to control a large quantity of Pacific Software, Inc.’ shares, it is not likely that you will be able to elect directors or have any say in the policies of Pacific Software, Inc.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The former directors, former officers and affiliates of Pacific Software, Inc. (Harrysen Mittler and Peter Pizzino), beneficially own a majority of our outstanding common stock voting rights. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our former directors, former officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Former management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors have a significantly more restaurants and larger revenue stream but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to update our website, update our restaurants, and improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing, we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We are highly dependent on the services of our key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management team. If we lose key management or employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the restaurant and bar business. It is a highly competitive environment which could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may not be able to compete successfully with other established companies offering the same or similar venues, products and, as a result, we may not achieve our projected revenue and customer targets.

If we are unable to compete successfully with other businesses in our existing markets, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in our markets.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $55,000 annually to maintain the proper management and financial controls for our filings required as a public company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Risks Relating to our Common Stock and Offering

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Markets Pink Sheets, meaning that the number of persons interested in purchasing our shares at, or near ask prices at any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and limited operating history, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and small revenue or lack of profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The possible occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

-our ability to integrate operations, employees, technology, products and services;

-our ability to execute our business plan;

-operating results below expectations;

-our issuance of additional securities, including debt or equity or a combination thereof;

-announcements of renovations or new products by us or our competitors;

-loss of any strategic relationship;

-industry developments, including, without limitation, changes in competition or practices;

-economic and other external factors;

-period-to-period fluctuations in our financial results; and

-whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

We do not expect to pay dividends in the foreseeable future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 100,000,000 shares of common stock. We have issued and outstanding, as of January 13, 2021, 19,297,299 shares of common stock. In addition, we are entitled under our Articles of Incorporation to issue “blank check” preferred stock. Our board may generally issue shares of common stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early-stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933, holders of restricted shares may avail themselves of certain exemptions from registration if the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registering the restricted stock. Although the Company is potentially planning to file either a form 10 or S-1 with the Commission upon the conclusion of the Regulation A offering, there can be no guarantee that the Company will be able to fulfill one of these registration statements, which could have an adverse effect on our shareholders.

We are classified as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Risks Relating to Our Company and Industry

The following risks relate to our businesses and the effects upon us assuming we obtain financing in a sufficient amount.

There are general risks associated with the restaurant industry.

Restaurants are a very cyclical business.  Specific factors that impact our economic recessions can negatively influence discretionary consumer spending in restaurants and bars and result in lower customer counts as consumers become more price conscientious, tending to conserve their cash amid unemployment and other economic uncertainty. The effects of higher gasoline prices can also negatively affect discretionary consumer spending in restaurants and bars. Increasing costs for energy can affect profit margins in many other ways. Petroleum based material is often used to package certain products for distribution. In addition, suppliers may add fuel surcharges to their invoices. The cost to transport products from the distributors to restaurant operations will rise with each increase in fuel prices. Higher costs for electricity and natural gas result in higher costs to a) heat and cool restaurant facilities, b) refrigerate and cook food and c) manufacture and store food at the Company’s locations.

Inflationary pressure, particularly on food costs, labor costs (especially associated with potential increases in the minimum wage) and health care benefits, can negatively affect the operation of the business. Shortages of qualified labor are sometimes experienced in certain local economies. In addition, the loss of any key executives could pose a significant adverse effect on the Company.

A regional or global health pandemic, such as Covid-19, could severely affect our business.

A health pandemic, such as Covid-19, is a disease outbreak that spreads rapidly and widely by infection and affects many individuals in an area or population at the same time. If a regional or global health pandemic were to occur, depending upon its duration and severity, our business could be severely affected. We have positioned our brand as a place where people can gather together.

Customers might avoid public gathering places in the event of a health pandemic, and local, regional or national governments might limit or ban public gatherings to halt or delay the spread of disease. A regional or global health pandemic might also adversely impact our business by disrupting or delaying production and delivery of materials and products in its supply chain and by causing staffing shortages in our restaurants. The impact of a health pandemic might be disproportionately greater than on other companies that depend less on the gathering of people together for the sale or use of their products and services.

If consumer confidence in our business deteriorates, our business, financial condition and results of operations could be adversely affected.

Our business is built on consumers’ confidence in our brand.  As a consumer business, the strength of our brand and reputation are of paramount importance to us. A number of factors could adversely affect consumer confidence in our brand, many of which are beyond our control and could have an adverse impact on our results of operations.  These factors include:

●	any regulatory action or investigation against us;

●	any negative publicity about a restaurant in the World Of Beer franchise; and

●	any negative publicity about our restaurants.

In addition, we are largely dependent on the other World of Beer franchisees to maintain the reputation of our brand. Despite the measures that we put in place to ensure their compliance with our performance standards, our lack of control over their operations may result in the low quality of service being attributed to our brand, negatively affecting our overall reputation. Any event that hurts our brand and reputation among consumers as a reliable services provider could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to identify and obtain suitable new franchise sites and successfully open new franchises, our revenue growth rate and profits may be reduced.

We require that all proposed franchise sites meet our site selection criteria. We may make errors in selecting these criteria or applying these criteria to a particular site, or there may be an insignificant number of new sites meeting these criteria that would enable us to achieve our planned expansion in future periods. We face significant competition from other restaurant companies and retailers for sites that meet our criteria, and the supply of sites may be limited in some markets. Further, we may be precluded from acquiring an otherwise suitable site due to an exclusivity restriction held by another tenant. As a result of these factors, our costs to obtain and lease sites may increase, or we may not be able to obtain certain sites due to unacceptable costs. Our inability to obtain suitable sites at reasonable costs may reduce our growth.

To successfully expand our business, we must open new World of Beer restaurants on schedule and in a profitable manner. In the past, World of Beer franchisees have experienced delays in restaurant openings, and we may experience similar delays in the future. Delays in opening new sites could hurt our ability to meet our growth objectives, which may affect our results of operations and thus our stock price. We cannot guarantee that we or any future franchisees will be able to achieve our expansion goals. Further, any sites that we open may not achieve operating results similar or better than our existing restaurant. If we are unable to generate positive cash flow from a new site, we may be required to recognize an impairment loss with respect to the assets for that restaurant. Our ability to expand successfully will depend on a number of factors, many of which are beyond our control. These factors include:

●	Negotiating acceptable lease or purchase terms for new sites;

●	Cost effective and timely planning, design and build-out of sites;

●	Creating Guest awareness of our restaurants and taverns in new markets;

●	Competition in new and existing markets;

●	General economic conditions.

Our restaurants and taverns may not achieve market acceptance in the new regions we enter.

Our expansion plans depend on opening restaurants and taverns in markets starting with North East where we have little or no operating experience. We may not be successful in operating our locations in new markets on a profitable basis. The success of these new locations will be affected by the different competitive conditions, consumer tastes and discretionary spending patterns of the new markets as well as our ability to generate market awareness of our brands. Sales at our locations opening in new markets may take longer to reach profitable levels, if at all.

New restaurants added to our existing markets may take sales from existing restaurants.

We intend to open new restaurants and taverns in our existing market, which may reduce sales performance and guest visits for our existing location. In addition, new locations added in existing markets may not achieve sales and operating performance at the same level as established restaurants in the market.

A security failure in our information technology systems could expose us to potential liability and loss of revenues.

We accept credit and debit card payments at our restaurants. A number of retailers have recently experienced actual or potential security breaches in which credit and debit card information may have been stolen, including a number of highly publicized incidents with well-known retailers. The intentional, inadvertent or negligent release or disclosure of data by our company or our service providers could result in theft, loss, fraudulent or unlawful use of customer data which could harm our reputation and result in remedial and other costs, fines or lawsuits.

Shortages or interruptions in the availability and delivery of food and other supplies may increase costs or reduce revenues.

Possible shortages or interruptions in the supply of food items and other supplies to our location(s) caused by inclement weather, terrorist attacks, natural disasters such as floods, drought and hurricanes, pandemics, the inability of our vendors to obtain credit in a tightened credit market, food safety warnings or advisories or the prospect of such pronouncements, or other conditions beyond our control could adversely affect the availability, quality and cost of items we buy and the operations of our restaurants. Our inability to effectively manage supply chain risk could increase our costs and limit the availability of products critical to our restaurant operations.

Our business is difficult to evaluate because we are currently focused on a new line of business and have very limited operating history and information.

Our company was incorporated on October 12, 2005, and were in a different line of business, which makes an evaluation of us extremely difficult. In addition, we have recently shifted our focus from the technology and internet sales portals to restaurant and tavern sales. There is a risk that we will be unable to successfully operate this new line of business or be able to successfully integrate it with our current management and structure. Our estimates of capital and personnel required for our new line of business are based on the experience of management and businesses that are familiar to them. We are subject to the risks such as our ability to implement our business plan, market acceptance of our proposed business and services, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources, competition from better funded and experienced companies, and uncertainty of our ability to generate revenues. There is no assurance that our activities will be successful or will result in any revenues or profit, and the likelihood of our success must be considered in light of the stage of our development. In addition, no assurance can be given that we will be able to consummate our business strategy and plans, as described herein, or that financial, technological, market, or other limitations may force us to modify, alter, significantly delay, or significantly impede the implementation of such plans. We have insufficient results for investors to use to identify historical trends or even to make quarter to quarter comparisons of our operating results. You should consider our prospects in light of the risk, expenses and difficulties we will encounter as an early-stage company. Our revenue and income potential is unproven, and our business model is continually evolving. We are subject to the risks inherent to the operation of a new business enterprise and cannot assure you that we will be able to successfully address these risks.

We may not be profitable.

We expect to incur operating losses for the foreseeable future. For the year ending September 30, 2020, we had a net operating loss of $1,174,316 as compared to a net operating loss of $21,111,811 for the year ending September 30, 2019. To date, we have not generated significant revenue from our past technology business. Our ability to become profitable depends on our ability to have successful operations and generate and sustain revenues, while maintaining reasonable expense levels, all of which are uncertain in light of our limited operating history in our current line of business and our beginning of our new food and beverage line of business.

We face substantial competition in our target markets

The restaurant industry is highly competitive, and many of our competitors are substantially larger and possess greater financial resources than we do. Our restaurant(s) have numerous competitors, including national chains, regional and local chains, as well as independent operators. In addition, competition continues to increase from non-traditional competitors such as supermarkets that not only offer home meal replacement but also have in-store dining space trends that continue to grow in popularity.

The principal methods of competition in the restaurant industry are brand name recognition and advertising; menu selection and prices; food quality and customer perceptions of value, speed and quality of service; cleanliness and fresh, attractive facilities in convenient locations. In addition to competition for customers, sharp competition exists for qualified restaurant managers, hourly restaurant workers and quality sites on which to build new locations.

The restaurant and bar industry is very competitive, and we face competition from large national chains as well as individually owned restaurants. Large chains such as Buffalo Wild Wings have a similar open style that appeals to our sports fan and family demographic. There are additional restaurants that feature custom beers.  Many of these competitors have substantially more resources than we do, which allows them to have economies of scale allowing them price points which compare favorably to ours.  They also have the ability to market their restaurants given their sheer size which we do not possess.  All of these factors may make it difficult for us to succeed.

Unfavorable publicity could harm our business.

Multi-unit restaurant businesses such as ours can be adversely affected by publicity resulting from complaints or litigation or general publicity regarding poor food quality, food-borne illness, personal injury, food tampering, adverse health effects of consumption of various food products or high-calorie foods (including obesity), or other concerns. Negative publicity from traditional media or on-line social network postings may also result from actual or alleged incidents or events taking place in our restaurants. Regardless of whether the allegations or complaints are valid, unfavorable publicity relating to a number of our restaurants, or only to a single restaurant, could adversely affect public perception of the entire brand. Adverse publicity and its effect on overall consumer perceptions of food safety, or our failure to respond effectively to adverse publicity, could have a material adverse effect on our business.

Changes in employment laws or regulation could harm our performance.

Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime pay, healthcare reform and the implementation of the Patient Protection and Affordable Care Act, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, increased tax reporting and tax payment requirements for employees who receive tips, a reduction in the number of states that allow tips to be credited toward minimum wage requirements, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

The Americans with Disabilities Act is a federal law that prohibits discrimination on the basis of disability in public accommodations and employment. Although our restaurants are designed to be accessible to the disabled, we could be required to make modifications to our restaurants to provide service to or make reasonable accommodations for disabled persons.

Failure of our internal controls over financial reporting could harm our business and financial results.

Our management is responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that we would prevent or detect a misstatement of our financial statements or fraud. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud. A significant financial reporting failure or material weakness in internal control over financial reporting could cause a loss of investor confidence and decline in the market price of our stock.

Economic conditions could have a material adverse impact on our landlords or other tenants in retail centers in which we or our franchisees are located, which in turn could negatively affect our financial results.

Our landlords may be unable to obtain financing or remain in good standing under their existing financing arrangements, resulting in failures to pay required construction contributions or satisfy other lease covenants to us. In addition other tenants at retail centers in which we or our franchisees are located or have executed leases may fail to open or may cease operations. If our landlords fail to satisfy required co-tenancies, such failures may result in us or our franchisees terminating leases or delaying openings in these locations. Also, decreases in total tenant occupancy in retail centers in which we are located may affect guest traffic at our restaurants. All of these factors could have a material adverse impact on our operations.

We may experience higher-than-anticipated costs associated with the opening of new locations or with the closing, relocating and remodeling of existing restaurants, which may adversely affect our results of operations.

Our revenues and expenses can be impacted significantly by the location, number and timing of the opening of new restaurants and the closing, relocating, and remodeling of existing restaurants. We incur substantial pre-opening expenses each time we open a new restaurant and incur other expenses when we close, relocate or remodel existing restaurants. These expenses are generally higher when we open restaurants in new markets, but the costs of opening, closing, relocating or remodeling any of our restaurants may be higher than anticipated. An increase in such expenses could have an adverse effect on our results of operations.

Our success depends substantially on the value of our brands and our reputation for offering guests an unparalleled Guest experience.

We believe we have built a strong reputation for the quality and breadth of our menu items as part of the total experience that guests enjoy in our restaurants. We believe we must protect and grow the value of our brands to continue to be successful in the future. Any incident that erodes consumer trust in or affinity for our brands could significantly reduce their value. If consumers perceive or experience a reduction in food quality, service, or ambiance, or in any way believe we failed to deliver a consistently positive experience, our brand value could suffer.

Our inability to raise menu prices successfully and sufficiently could result in a decline in profitability.

We utilize menu price increases to help offset cost increases, including increased cost for commodities, minimum wages, employee benefits, insurance arrangements, construction, utilities and other key operating costs.  If our selection and amount of menu price increases are not accepted by consumers and reduce guest traffic, or are insufficient to counter increased costs, our financial results could be harmed.

Our quarterly operating results may fluctuate due to the timing of special events and other factors, including the recognition of impairment losses.

Our quarterly operating results depend, in part, on special events, such as the Super Bowl® and other sporting events viewed by our guests in our World of Beer franchised locations such as the NFL, MLB, NBA, NHL, MLS and NCAA. Interruptions in the viewing of these professional and collegiate sporting league events due to strikes, pandemics, lockouts or labor disputes may impact our results. Additionally, our results are subject to fluctuations based on the dates of sporting events and their availability for viewing through broadcast, satellite and cable networks. Historically, sales in most of our restaurants have been higher during fall and winter months based on the relative popularity and extent of national, regional and local sporting and other events. Further, our quarterly operating results may fluctuate significantly because of other factors, including:

●	Fluctuations in food costs, particularly chicken wings;

●	The timing of new restaurant openings which may impact margins due to the related preopening costs and initially higher restaurant level operating expense ratios;

●	Potential distraction or unusual expenses associated with our expansion into other geographical territories;

●	Our ability to operate effectively in new markets in which we have limited operating experience;

●	Labor availability and costs for hourly and management personnel;

●	Changes in competitive factors;

●	Disruption in supplies;

●	General economic conditions, consumer confidence and fluctuations in discretionary spending;

●	Claims experience for self-insurance programs;

●	Increases or decreases in labor or other variable expenses;

●	The impact of inclement weather, natural disasters and other calamities;

●	The impact of the Covid-19 pandemic and related government enforced closures and regulations;

●	Fluctuations in interest rates;

●	The timing and amount of asset impairment loss and restaurant closing charges; and

●	Tax expenses and other non-operating costs.

As a result of the factors discussed above, our quarterly and annual operating results may fluctuate significantly. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. These fluctuations may cause future operating results to fall below the expectations of securities analysts and shareholders. In that event, the price of our common stock would likely decrease.

We may not be able to attract and retain qualified team members and key executives to operate and manage our business.

Our success and the success of our individual restaurant(s) and business depends on our ability to attract, motivate, develop and retain a sufficient number of qualified key executives and restaurant employees, including restaurant managers and hourly team members. The inability to recruit, develop and retain these individuals may delay the planned openings of new restaurant and tavern locations or result in high employee turnover in existing locations, thus increasing the cost to efficiently operate our restaurants. This could inhibit our expansion plans and business performance and, to the extent that a labor shortage may force us to pay higher wages, harm our profitability. The loss of any of our key executive officers could jeopardize our ability to meet our financial targets.

The sale of alcoholic beverages at our locations subjects us to additional regulations and potential liability.

Because our locations sell alcoholic beverages, we are required to comply with the alcohol licensing requirements of the federal government, states and municipalities where our restaurants are located. Alcoholic beverage control regulations require applications to state authorities and, in certain locations, county and municipal authorities for a license and permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, the licenses are renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the restaurants and bars, including minimum age of guests and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. If we fail to comply with federal, state or local regulations, our licenses may be revoked, and we may be forced to terminate the sale of alcoholic beverages at one or more of our locations. Further, growing movements to change laws relating to alcohol may result in a decline in alcohol consumption at our facilities or increase the number of dram shop claims made against us, either of which may negatively impact operations or result in the loss of liquor licenses.

In certain states we are subject to “dram shop” statutes, which generally allow a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Some dram shop litigation against restaurant companies has resulted in significant judgments, including punitive damages.

Changes in consumer preferences or discretionary consumer spending could harm our performance.

The success of our World of Beer franchises depends, in part, upon the continued popularity of the overall World of Beer system locations throughout the United States as well as our unique food and beverage items and appeal of sports bars and casual dining restaurants. We also depend on trends toward consumers eating away from home. Shifts in these consumer preferences could negatively affect our future profitability. Such shifts could be based on health concerns related to the cholesterol, carbohydrate, fat, calorie or salt content of certain food items, including items featured on our menu. Negative publicity over the health aspects of such food items may adversely affect consumer demand for our menu items and could result in a decrease in guest traffic to our restaurants, which could materially harm our business. In addition, we will be required to disclose calorie counts for all food items on our menus, due to federal regulations, and this may have an effect on consumers’ eating habits. Other federal regulations could follow this pattern. In addition, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. A decline in consumer spending or in economic conditions could reduce guest traffic or impose practical limits on pricing, either of which could harm our business, financial condition, operating results or cash flow.

We may be subject to increased labor and insurance costs.

Our restaurant operations are subject to federal and state laws governing such matters as minimum wages, working conditions, overtime, and tip credits. As federal and state minimum wage rates increase, we may need to increase not only the wages of our minimum wage employees, but also the wages paid to employees at wage rates that are above minimum wage. Labor shortages, increased employee turnover, and health care mandates could also increase our labor costs. This, in turn, could lead us to increase prices which could impact our sales. Conversely, if competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline. In addition, the current premiums that we pay for our insurance (including workers’ compensation, general liability, property, health, and directors’ and officers’ liability) may increase at any time, thereby further increasing our costs. The dollar amount of claims that we actually experience under our workers’ compensation and general liability insurance, for which we carry high per-claim deductibles, may also increase at any time, thereby further increasing our costs. Also, the decreased availability of property and liability insurance has the potential to negatively impact the cost of premiums and the magnitude of uninsured losses.

Our current insurance may not provide adequate levels of coverage against claims.

We currently maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure, such as losses due to natural disasters. Such damages could have a material adverse effect on our business and results of operations.

We are dependent on information technology and any material failure of that technology could impair our ability to efficiently operate our business.

We rely on information systems across our operations, including, for example, point-of-sale processing in our locations, management of our supply chain, collection of cash and credit and debit card payments, payment of obligations and various other processes and procedures. Our ability to efficiently manage our business depends significantly on the reliability and capacity of these systems. The failure of these systems to operate effectively, problems with maintenance, upgrading or transitioning to replacement systems, or a breach in security of these systems could cause delays in customer service, reduce efficiency in our operations, require significant investment to remediate the issue or cause negative publicity that could damage our brand. Significant capital investments might be required to remediate any problems.

If we are unable to maintain our rights to use key technologies of third parties, our business may be harmed.

We rely on certain technology licensed from third parties and may be required to license additional technology in the future for use in managing our internet sites and providing related services to users and customers. These third-party technology licenses may not continue to be available to us on acceptable commercial terms or at all. The inability to enter into and maintain any of these technology licenses could significantly harm our business, financial condition and operating results.

Our future growth may require us to raise additional capital in the future, but that capital may not be available when it is needed or may be available only at an excessive cost.

In order to build out our business plan and to be ultimately successful, we will need ample capital to purchase/rent new properties, build new locations, hire personnel and market our locations. We may not generate sufficient cash from our existing operations in order to do so. Therefore, we may at some point choose to raise additional capital to support our continued growth. Our ability to raise additional capital will depend, in part, on conditions in the capital markets at that time which are outside of our control. Accordingly, we may be unable to raise additional capital, if and when needed, on terms acceptable to us, or at all. If we cannot raise additional capital when needed, its ability to further expand operations through internal growth and acquisitions could be materially impacted. In the event of a material decrease in our stock price, future issuances of equity securities could result in dilution of existing shareholder interests.

If we are unable to obtain additional funding, our business operations will be harmed. Even if we do obtain additional financing, our then existing shareholders may suffer substantial dilution.

It is possible that additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. The inability to raise the required capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. Our ability to obtain capital will also depend on market conditions, the national economy and other factors beyond our control. If we are unable to obtain necessary financing, we will likely be required to curtail our business plans, which could cause the company to become dormant. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Statements Regarding Forward-looking Statements

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This Disclosure Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the Selling Shareholders. If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $50,000) will be $14,950,000. We will use these net proceeds for the following:

Shares Offered (% Sold)	7,500,000 Shares Sold (100%)	5,625,000 Shares Sold (75%)	3,750,000 Shares Sold (50%)	1,875,000 Shares Sold (25%)
Gross Offering Proceeds	$15,000,000	$11,250,000	$7,500,000	$3,750,000
Approximate Offering Expenses (1)
Misc. Expenses	15,000	15,000	15,000	15,000
Legal and Accounting	35,000	35,000	35,000	35,000
Total Offering Expenses	50,000	50,000	50,000	50,000
Total Net Offering Proceeds	14,950,000	11,200,000	7,450,000	3,700,000
Principal Uses of Net Proceeds (2)
Employee/Officers & Directors / Independent Contractor Compensation	400,000	300,000	200,000	100,000
Restaurant Sector Acquisitions (3)	12,000,000	9,000,000	6,000,000	3,000,000
Transfer Agent and Fees	20,000	15,000	10,000	5,000
General and Administrative Expenses	150,000	117,500	75,000	50,000
Corporate Debt Reduction	2,000,000	1,500,000	1,000,000	500,000

Total Principal Uses of Net Proceeds	14,570,000	10,932,500	7,285,000	3,655,000
Amount Unallocated	380,000	267,500	165,000	45,000

(1)	Offering expenses have been rounded to $50,000.

(2)	Any line-item amounts not expended completely shall be held in reserve as working capital and subject to reallocation to other line-item expenditures as required for ongoing operations.

(3)	The Company currently does not have any planned acquisitions or negotiations to acquire any assets. The Company plans on researching and acquiring businesses in the restaurant sector that have a similar business concept as our current restaurant operations.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

THE SELLING SHAREHOLDERS

Selling Shareholders

2,000,000 shares of the Company’s common stock were issued to the Selling Shareholders for their past services to the Company, since 2018, in lieu of compensation and will be sold at the fixed price of $2.00 per share.

The Selling Shareholders are individuals.

All expenses incurred with respect to the registration of the common stock will be borne by the Company, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by Selling Shareholders in connection with the sale of such shares.

The Selling Shareholders are affiliates of the Company.

The following table sets forth the name of the Selling Shareholders, the number of shares of common stock beneficially owned by the Selling Shareholders as of the date hereof and the number of shares of common stock being offered by the Selling Shareholders. The offer and sale of the shares are being registered herein. The Selling Shareholders are under no obligation to sell all or any portion of such shares. All information with respect to share ownership has been furnished by the Selling Shareholders, respectively. The “Amount Beneficially Owned After the Offering” column assumes the sale of all shares offered herein.

	Shares of		Number of
	Common	Maximum	Shares of
	Stock Beneficially	Number of Shares of	Common Stock	Percent
	Owned	Common	Beneficially	Ownership
	prior to	Stock to be	Owned after	after
Name	Offering (1)	Offered	Offering	Offering
Harrysen Mittler	15,395,000	1,000,000	14,395,000	45%
Peter Pizzino	7,668,500	1,000,000	6,668,500	23%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

DILUTION

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If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of September 30, 2020 was $(3,388,643) or $0.1756 per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $50,000):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$2.00	$2.00	$2.00	$2.00
Historical net tangible book value per share as of September 30, 2020 (1)	0.1756	0.1756	0.1756	0.1756
Increase in net tangible book value per share attributable to new investors in this offering (2)	(.6070)	(.4890)	(.3518)	(.1903)
Net tangible book value per share, after this offering	.4314	.3134	.1762	.0147
Dilution per share to new investors	1.5686	1.6866	1.8238	1.9853

(1)	Based on net tangible book value as of September 30, 2020 of $(3,388,643) and 19,297,299 outstanding shares of Common stock as of September 30, 2020.

(2)	After deducting estimated offering expenses of $50,000.

Selling Shareholders

A portion of this offering circular relates to the resale of up to 2,000,000 shares of our common stock by the Selling Shareholders.

The Selling Shareholders, and any of their pledgees, designees, assignees and other successors-in-interest may, from time to time sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders, as applicable, shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Shareholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this offering circular will be sold by the Selling Shareholders. The Selling Shareholders, and any broker-dealers or agents, upon completing the sale of any of the shares offered in this offering circular, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Shareholders, alternatively, may sell all or any part of the shares offered in this offering circular through an underwriter. The Selling Shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Selling Shareholders may pledge its shares to its brokers under the margin provisions of customer agreements. If any of the Selling Shareholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Shareholders, and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of and limit the timing of purchases and sales of any of the shares by any of the Selling Shareholders, or any other such person. Under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

The Selling Shareholders will be offering such shares for their own account. We do not know for certain how or when the Selling Shareholders will choose to sell their shares of common stock. However, they can sell such shares at any time or through any manner set forth in this plan of distribution.

To permit the Selling Shareholders to resell the shares of common stock issued to it, we agreed to file an offering circular, and all necessary amendments and supplements with the SEC for the purpose of qualifying the shares. We will bear all costs relating to the registration of the common stock offered by this offering circular, other than the costs of our independent legal review. We will keep the offering circular qualified until the earlier of (i) the date after which all of the shares of common stock held by the Selling Shareholders that are covered by the offering circular have been sold by the Selling Shareholders pursuant to such offering circular and (ii) the first day of the month next following the 12-month anniversary of the date the offering circular, to which this offering circular is made a part, is declared qualified by the SEC.

Pricing of the Offering

The Selling Shareholders may sell their shares pursuant to the Company’s Regulation A offering at the fixed price of $2.00. We will not receive any proceeds from the sale of shares by the Selling Shareholders.

Prior to the Offering, there has been a limited public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

-the information set forth in this Offering Circular and otherwise available;

-our history and prospects and the history of and prospects for the industry in which we compete;

-our past and present financial performance;

-our prospects for future earnings and the present state of our development;

-the general condition of the securities markets at the time of this Offering;

-the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

-other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate at the Company’s discretion or, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact us via phone or email.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by check, wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

______

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management’s Discussion and Analysis

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of this Offering will satisfy its cash requirements for the next twelve months. To complete the Company’s business plan, it may have to raise additional funds in the next twelve months. In order to satisfy our cash requirements for the next twelve months the Company estimates that it will need approximately $55,000. Contemporaneously we will work to locate sites for franchised restaurants as well as potentially acquiring existing restaurants and possibly rebranding and remodeling them to fit within our business model.

The Company expects to increase the number of employees at the corporate level.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions about collection of accounts and notes receivable, the valuation and recognition of stock-based compensation expense, the valuation and recognition of derivative liability, valuation allowance for deferred tax assets and useful life of fixed assets.

RESULTS OF OPERATIONS

Results for the Year Ended September 30, 2020 and September 30, 2019.

Working Capital	September 30, 2020 $	September 30, 2019 $
Cash	80,550	108,849
Current Assets	293,136	414,465
Current Liabilities	5,600,082	58,170
Working Capital (Deficit)	(5,306,946)	356,295

Cash Flows	For the year ended September 30, 2020 $	September 30, 2019 $
Cash Flows from (used in) Operating Activities	(142,449)	(1,195,382)
Cash Flows from (used in) Investing Activities	80,550	0
Cash Flows from (used in) Financing Activities	33,600	370,000
Net Increase (decrease) in Cash During Period	(28,299)	(825,382)

Operating Revenues

The Company’s revenues were $20,000 for the year ended September 30, 2020 compared to $0 for the year ended September 30, 2019.

Cost of Revenues / Sales

The Company’s cost of revenues was $48,600 for the year ended September 30, 2020 compared to $0 for the year ended September 30, 2019.

Gross Profit

For the year ended September 30, 2020, the Company’s gross profit was $(28,600) compared to $0 for the year ended September 30, 2019.

General and Administrative Expenses

General and administrative expenses consisted primarily of consulting fees, professional fees, employees, officer and director stock compensation, advisory board fees and accounting expenses. For the year ended September 30, 2020 compared to the year ended September 30, 2019, general and administrative expenses increased to $33,600 from $0, respectively. The increase for the year ended September 30, 2020 represents an increase of $33,600. The $33,600 increase is primarily attributable to an increase in operations in the restaurant business.

Other Income (Expense)

Other income (expense) consisted of interest expense of $2,170, derivative expense of $11,573,861 and amortization of debt discount $70,340 for the year ended September 30, 2020. For the year ended September 30, 2019 other income (expense) consisted of interest expense of $0.

Net Loss

Our net loss for the year ended September 30, 2020 was $1,174,316 compared with a net loss of $21,111,811 for the year ended September 30, 2019. The net loss is influenced by the matters discussed in the other sections of the MD&A.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since its inception, the Company has been funded by related and third parties through capital investment and borrowing of funds.

At September 30, 2020, the Company had total current assets of $293,136 compared to $414,465 at September 30, 2019. Current assets consist primarily of accounts receivable, cash and prepaid expenses. The decrease in current assets of $121,329 was primarily attributed to a decrease in prepaid expenses to $150,755.

At September 30, 2020, the Company had total current liabilities of $5,600,082 compared to $58,170 at September 30, 2019. Current liabilities consisted primarily of accounts payable, derivative liability, paycheck protection program, accrued interest and notes payable. The increase in our current liabilities was attributed to the increase in amounts owed to related party and accounts payable, derivative liabilities and accrued liabilities.

We had a negative working capital in the amount of $5,306,946 as of September 30, 2020 and a positive working capital in the amount of $356,295 as of September 30, 2019.

Cashflow from Operating Activities

During the year ended September 30, 2020, there was cash used in operating activities in the amount of $142,449 compared to cash used in operating activities in the amount of $1,195,382 for the year ended September 30, 2019. The decrease in the amounts of cash used in operating activities was due to various reasons as shown in the financial statements below.

Cashflow from Investing Activities

There was $80,550 cash used in investing activities for the year ended September 30, 2020 and $0 cashed used in investing activities for the year ended 2019.

Cashflow from Financing Activities

During the year ended September 30, 2020, cash provided by financing activity was $33,600 compared to $370,000 provided during the year ended September 30, 2019. This decrease was primarily due to a reduction in the sale of common stock to $0 in the year ended 2020 from $370,000 in the year ended 2019.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons, we have included in our unaudited financial statements that there is substantial doubt that we will be able to continue as a going concern without further financing.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs for the next fiscal year and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. As of September 30, 2020, the Company has a net loss of $1,174,316, and if the Company is unable to obtain adequate capital, it could be forced to cease operations.

Future Financings.

We will continue to rely on equity sales of the Company’s common shares in order to continue to fund business operations. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our business plan.

Since inception, we have financed our cash flow requirements through issuance of common stock and loans to third parties. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of revenues. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we will need to generate sufficient revenues from sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth.

To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our business model and websites, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Critical Accounting Policies.

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Recognition of Revenues - In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from outside contracts with customers and supersedes most of the existing revenue recognition guidance and notes that lease contracts with customers are a scope exception. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. On August 12, 2015, the FASB issued ASU 2015-14 to defer the effective date of ASU 2014-09. Public business entities may elect to adopt the amendments as of the original effective date however, adoption is required for annual reporting periods beginning after December 16, 2017.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Management regularly evaluates the accounting policies and estimates that are used to prepare the financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis with the SEC as per the Exchange Act as amended.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 1 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only an exit report, rather than annual and quarterly reports.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Pacific Software, Inc.

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Corporate History

We were formed as Pacific Mining, Inc., a Nevada corporation, on October 12, 2005. On November 28, 2006, we changed our name to Pacific Software, Inc. and were engaged in the business of developing and marketing a large file transfer software package named LargeFilesASAP. In December 2009, our management changed and the new management discontinued our business of developing and marketing LargeFilesASAP.

Certificate of Designation

On August 7, 2020, with the approval of the majority of our shareholders and our board of directors the Company designated 22,000 shares of preferred stock as Series B Convertible Preferred Stock (“Series B Preferred”). The Series B Preferred stock is convertible at the lower of (i) the 25% lowest closing bid price for the 20 trading days prior to the conversion or (ii) the fixed price, which is set at $1.00 both of which are subject to adjustment as provided in the Series B Preferred certificate of designation. The stated value of the shares is $100 per share. The Series B Preferred shares have no voting rights and there is a limit on beneficial ownership of 9.99%.

On September 28, 2020, the Company entered into an agreement to acquire WOB LLC which holds a 51% interest in two restaurants. We are an owner of a 51% interest in two World of Beer franchise taverns. One is located in West Hartford Connecticut, and the other is in Cambridge Massachusetts. These taverns sell a selection of over 500 craft and imported beers along with tavern food and other spirits and cocktails. Our 49% partner, New England World of Beer, LLC (“NEWOB”) owns franchise rights for all of Connecticut and Massachusetts. Similar taverns are currently open in 20 states. NEWOB, operates and manages our locations.

On September 28, 2020, the Company accepted the resignation of Harrysen Mittler and Peter Pizzino as Officers and Directors of the Company.

On September 28, 2020, the Company appointed Izak On as the Chief Executive Officer, Chief Financial Officer, and a Director of the Company.

On September 28, 2020, the Company appointed Michael Finkelstein as the Secretary and as a Director of the Company.

Our fiscal year-end date is September 30.

BUSINESS

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The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

Our Business Overview

We are the owner of a 51% interest in two World of Beer franchise taverns through our wholly owned subsidiary Pacific Acquisition Assets, Inc. One is located in West Hartford Connecticut, and the other is in Cambridge Massachusetts. These taverns sell a selection of over 500 craft and imported beers along with tavern food and other spirits and cocktails. Our 49% partner, New England World of Beer, LLC (“NEWOB”) owns franchise rights for all of Connecticut and Massachusetts. Similar taverns are currently open in 20 states. NEWOB, operates and manages our locations. We also are planning on investigating into the acquisition of other similar restaurants and chains as may be advantageous due to current market conditions.

Stock Purchase Agreement

On September 28, 2020, the Company entered into a Stock Purchase Agreement (“Purchase Agreement”) by and between the Company, Pacific Acquisition Assets, Inc., and certain stockholders identified on schedule A. The Company is issuing 22,000 shares of its Series B Preferred Stock, promissory notes, option agreement, conveyance agreement and a convertible note as consideration for the purchase and acquisition of the assets held by those certain stockholders. The Company has agreed to accept as per the Purchase Agreement, through the acquisition of Pacific Acquisition Assets, Inc., the West Hartford World of Beer, and Cambridge Craft restaurants as well as their assets and liabilities from Attitude Beer Holding, Inc (“Restaurants”).

Promissory Notes

On September 28, 2020, in connection with the Purchase Agreement and the acquisition of the Restaurants, the Company agreed to assume and reissue the following promissory notes and Series B Preferred Stock in the following amounts, $98,100 promissory note and 654 Series B Preferred Shares to EMA Financial, LLC., $1,929,900 and 12,866 Series B Preferred Shares to Alpha Capital Anstalt, and $972,000 and 6,480 Series B Preferred Shares to Tarpon Bay Partners, LLC (“Promissory Notes”). The Promissory notes have an annual interest rate of three percent per annum, conversion price of 25% of the lowest closing bid price for the 20 trading days prior to the conversion date, and a limit on beneficial ownership of 9.99%

Option Agreement – Conveyance Agreement

On September 28, 2020, as part of the Purchase Agreement the Company entered into an Option Agreement (“Option Agreement”) by and between the Company and Digi Assets, Inc., a company managed and controlled by Harrysen Mittler and Peter Pizzino, to purchase some or all of the Hypersoft Ventures Assets, in exchange for the retirement and cancellation of two million shares of Series A Convertible Preferred Stock owned by Harrysen Mittler and Peter Pizzino in the Company, through an Agreement of Conveyance (“Conveyance Agreement”). The Conveyance Agreement permits Digi Assets, Inc. the option to transfer the Company’s rights to 5,000,000 shares in Hypersoft Ventures, Inc., the 15% royalty fee derived from the potential future revenues of BOAPIN.com, $70,000 in accrued compensation to be paid by the Company to the prior management, and the liabilities, accrued interest, and Notes Payable, in the amounts of $33,815, $42,000 and $8,294 of the Company, in exchange for the cancellation of the two million Series A Preferred Stock as per the Conveyance Agreement.

Convertible Note

On September 28, 2020, in relation to the Stock Purchase Agreement and the acquisition of the Restaurants the Company entered into a convertible note (“Convertible Note”) with Southridge Financial Management Financial Services in the amount of $1,255,472 with an interest rate of 3% per annum, a conversion price of 25% of the lowest closing bid price for the 20 trading days prior to the conversion date, and a limit on beneficial ownership of 9.99%.

Assignment and Agreement

On September 17, 2020, Pacific Asset Acquisitions, Inc., a Nevada corporation (“PAA”) our wholly owned subsidiary, acquired from Tarpon Bay Partners, LLC, as collateral agent “(“Collateral Agent”) acting on behalf of secured creditors, entered into an Assignment and Agreement (“Assignment Agreement”), wherein, Collateral Agent assigned the assets of Attitude Beer Holdings Co., a Delaware corporation (“ABH”) from Harrison Vickers, and Waterman, Inc. a Nevada corporation (“Waterman”), to PAA. Waterman defaulted upon foreclosing notes, pursuant to which secured creditors and Collateral Agent obtained a validly perfected, fully enforceable security interest in ABH. Pursuant to the Assignment Agreement Waterman transferred all the assets in connection to ABH to PAA. The assets of ABH that we acquired being solely, the 51% membership interest in West Hartford WOB, LLC and the 51% membership interest in Cambridge Craft LLC.

The foregoing descriptions of the Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, which is filed hereto as Exhibit 6.9, to our Regulation A Offering, respectively, and is incorporated herein by reference.

Joint Venture Agreement

On December 24, 2014, ABH entered into a Joint Venture Agreement with New England WOB, LLC and its current members Glenn E. Straub, and James D. Cecil; wherein, the parties agreed to allow ABH to become a 51% owner of any new WOB Franchise for the contribution of 100% of the budgeted development costs of developing new WOB Franchises. Upon NEWOB’s finalization of a location for a new WOB Franchise, NEWOB would give ABH notice of such new location, with budget and forecasts for the new location. Within 30 days after receipt of the notice of new location, ABH shall give NEWOB notice of whether or not it desires to exercise its option to participate in such new WOB Franchise. Concurrently with the execution of this Agreement and funding of the capital contribution, ABH agrees to purchase from West Hartford WOB a 51% interest in West Hartford WOB for $1,200,000.00 capital contribution to West Hartford, WOB, to begin. If ABH elects to not proceed forward with more than 2 new locations with NEWOB then NEWOB shall be allowed to operate such location with other investors on the same terms as those offered to ABH.

On September 17, 2020, we solely acquired the 51% membership interest in West Hartford WOB, LLC and 51% membership interest in Cambridge Craft LLC and did not become a party to the Joint Venture Agreement.

The foregoing descriptions of the Joint Venture Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, which is filed hereto as Exhibit 6.10, to our Regulation A Offering, respectively, and is incorporated herein by reference.

Franchise Agreements

The Franchise Agreement by and between West Hartford WOB, LLC (“WH”) and World of Beer Franchising, Inc., was entered into on November 11, 2014 (“WH Franchise Agreement”). The WH Franchise Agreement allows WH to use the World of Beer system and Marks. The term of the grant is ten (10) years from the date granted, at which time if the WH has substantially complied with the maintenance and upkeep of the restaurant, WOB will allow WH to operate the restaurant for three additional consecutive 5-year periods on the terms and conditions of the WH Franchise Agreement. In order to apply for the successor franchise WH agrees to give WOB notice during the first 90 days of the 9th year of the WH Franchise Agreement and paying the successor franchise fee. As per the WH Franchise Agreement, WH may not without written approval relocate its restaurant and any additional franchise locations will need to be approved by WOB. All WH restaurant décor, and advertising must be previously approved by us and must comply with the WOB standards and those standards may be periodically revised. As per the WH Franchise Agreement we agree to pay a monthly royalty fee equal to 5% of net sales, as defined in the WH Franchise Agreement.

The Franchise Agreement by and between Cambridge Craft, LLC (“CC”) and World of Beer Franchising, Inc., was entered into on December 15, 2015 (“CC Franchise Agreement”). The CC Franchise Agreement allows CC to use the World of Beer system and Marks. The term of the grant is ten (10) years from the date granted, at which time if the CC has substantially complied with the maintenance and upkeep of the restaurant, WOB will allow CC to operate the restaurant for three additional consecutive 5-year periods on the terms and conditions of the CC Franchise Agreement. In order to apply for the successor franchise CC agrees to give WOB notice during the first 90 days of the 9th year of the CC Franchise Agreement and paying the successor franchise fee. As per the CC Franchise Agreement, CC may not without written approval relocate its restaurant and any additional franchise locations will need to be approved by WOB. All CC restaurant décor, and advertising must be previously approved by us and must comply with the WOB standards and those standards may be periodically revised. As per the CC Franchise Agreement we agree to pay a monthly royalty fee equal to 5% of net sales, as defined in the CC Franchise Agreement.

The foregoing descriptions of the WH Franchise Agreement and the CC Franchise Agreements do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, which are filed hereto as Exhibit 6.7, and Exhibit 6.8, to our Regulation A Offering, respectively, and are incorporated herein by reference.

Our Concept and Business Strategy

The restaurant industry has always been difficult for most and incredibly lucrative for a few. It is also very fragmented and competition for consumer dollars is intense. Clearly that circumstance has been exacerbated by the current COVID-19 pandemic. Due to this pandemic, the commercial landscape associated with being a restauranteur, small or large, will increasingly become challenging.

With our new management and assets we are going to attempt to take advantage of potential opportunities in the restaurant space (primarily the fast casual restaurant space but also, with a potential casual element) to seek out acquisitions and / or joint ventures / partnerships with mini (2-5 restaurants) or medium (5-20 restaurants) sized restaurant chains which possess the attribute of being potentially expandable in number. Our current management is abundantly experienced in the restaurant industry and recognizes both the need for capital and skilled input in order to sustain and to help these concepts. Our mission is to assemble a high quality and diverse set of expanding restaurant chains with tactical and strategic focus on both restaurant quality and the bottom line.

To implement our strategy, we intend to

●	Identify, acquire or invest in and develop locations;

●	Continuously improve and develop and deliver unique guest experiences;

●	Create an inviting neighborhood atmosphere;

●	Focus on operational excellence;

●	Increase same-store sales, average unit volumes, and profitability.

Our Growth Strategy

We will continue to concentrate in the New England area where we already have a presence and understanding of the market. We will develop procedures for identifying new opportunities, determining our expansion strategy in those areas and developing sites for franchised restaurants and taverns. Our current growth strategy is to look for potential acquisitions or joint ventures of existing restaurants and to continue to open franchised locations.

In addition to expanding our current brand of restaurants we will also investigate acquiring other restaurants outside our brand but still in the fast-casual space that possess the attribute of being potentially expandable. Due to the current economic conditions in the restaurant industry we believe that there will be potential opportunities to find and make these acquisitions within the next year to eighteen months. At this point we do not have any acquisitions planned nor do we have any potential targets for acquisitions.

Along with planned unit growth, we are focused on innovating our customer experience in order to enhance each visit to our establishment and strengthen brand loyalty by customizing our menu for specific events that we believe will draw a particular crowd (e.g. - Daytona 500) as well as combining foods with specific beer promotions (e.g. - Bavarian pretzels with German lager promotions).

World of Beer Menu

The World of Beer menu is standard for most items throughout all locations, but there are typically some specialty items added for local tastes and preferences that vary based upon specific promotions or sporting events. The typical menu includes “Tavern shares” which are appetizers that include onion rings, shrimp and potatoes.  Entrees include traditional bar fare such as hamburgers, salads and desserts.

Our taverns feature a full bar which offers an extensive selection of over 500 different local, regional and imported bottle beer selections and craft and favorite beer on 50 rotating taps as well as popular and craft wine and spirits.  NEWOB periodically introduces new menu items in order to improve the experience. The strategy is to balance the established menu offerings that appeal to our loyal guests with new menu items that increase guest frequency and attract new guests.

World of Beer Atmosphere and Layout

Our restaurants and taverns are “open layouts” which provide for complete visibility for our patrons.  The open layout, combined with our detailed selection of beers, we believe makes for an excellent experience that combines a friendly atmosphere, sporting events and our outstanding beer selection. We strive to provide a high-energy atmosphere where friends can gather for camaraderie and to celebrate competition, as well as allow our guests the flexibility to customize their dining experience. The inviting and energetic environment of our restaurant is designed using furnishings that can be easily rearranged to accommodate parties of various sizes. Our taverns also feature distinct dining and bar areas.

Site Selection and Development

Our site selection process is integral to the successful execution of our growth strategy. Criteria examined include key demographics, population density and other measures. We will examine site-specific details including visibility, signage, access to main roads and parking.

Possible Restaurant Franchise Operations

All of our franchise agreements will be subject to approval of World of Beer Franchising Inc. and will require that each franchised location operate in accordance with their defined operating procedures, adhere to the established menus, meet applicable quality, service, health and cleanliness standards and comply with all applicable laws.

Information Technology

The store utilizes a standard point-of-sale system which tabulates sales as well as items sold.  We have daily reporting of revenues and expenses plus inventory on hand.

Marketing

Our marketing programs are designed to build awareness of our brand with beer aficionados, sports fans, and families encouraging them to visit and ultimately develop a personal connection to World of Beer. We believe these programs will drive return traffic to our facility and support new restaurant openings.

These lifestyles and behaviors are the cornerstones for creating key brand touchpoints within each campaign that includes media, promotions, partnerships and food and beverage experiences that will encourage social interactions and bring each theme to life.

In addition, we have a gift card program.  We can give these away as promotions to bring new customers into our facilities as quickly as possible and also to generate loyalty with existing customers.

Net Revenue Streams

Our net revenue streams are currently derived solely from the revenues from our West Hartford World of Beer location.

Operations

Our leadership team strives for operational excellence by implementing operational standards and best practices.

Kitchen Operations. An important aspect of our concept is the efficient design, layout and execution of our kitchen operations. Due to the relatively simple preparation of our menu items, the kitchen consists of fryers, grill and food prep stations that are arranged assembly-line style for maximum productivity. Our kitchen employees require only basic training before reaching full productivity. Additionally, we do not require the added expense of an on-site chef. The ease and simplicity of our kitchen operations allows us to achieve our goal of preparing casual dining quality food with minimal wait times.

Training. We provide thorough training for our management and hourly employees to prepare them for their role in delivering a positive and engaging experience.

Career Opportunities. Through our training programs, we are able to motivate and retain our field operations team by providing them with opportunities for increased responsibilities and advancement. We strive for a balance of internal promotion and external hiring. This provides us with the ability to retain and grow our employee base.

Recruiting. We actively recruit and select individuals who demonstrate enthusiasm and dedication and who share our passion for high quality guest service delivered through teamwork and commitment. To attract high caliber managers, we have developed a competitive compensation plan that includes a base salary and an attractive benefits package.

Food Preparation, Quality Control and Purchasing

We strive to maintain high quality standards. Our systems are designed to protect our food supply from procurement through the preparation process. We provide detailed specifications to suppliers for our food ingredients, products and supplies. Our restaurant managers are certified in a comprehensive food safety and sanitation course, ServSafe®, which was developed by the National Restaurant Association Educational Foundation.

We negotiate directly with independent suppliers for our supply of food and paper products. Domestically, we use larger local distributors when possible to distribute these products to our restaurants. To maximize our purchasing efficiencies and obtain the lowest possible prices for our ingredients, products and supplies, our purchasing team negotiates prices based on the system-wide usage of both company-owned and franchised restaurants. We believe that competitively priced, high-quality alternative manufacturers, suppliers, growers and distributors are available should the need arise.

We also explore purchasing strategies to reduce the severity of cost increases and fluctuations, including long-term purchasing arrangements if possible.

 Competition

The restaurant industry is intensely competitive. We compete on the basis of the taste, quality and price of food offered, guest service, ambience, location and overall guest experience. We believe that our attractive price-value relationship, the atmosphere of our restaurants, our sports viewing experience, our focus on our guests and the quality and distinctive flavor of our food enable us to differentiate ourselves from our competitors. We believe we compete primarily with local and regional sports bars and national casual dining and quick casual establishments and to a lesser extent with quick service restaurants. Many of our direct and indirect competitors are well-established national, regional or local chains, and some have greater financial and marketing resources than we do.

Government Regulation

The restaurant industry is subject to numerous federal, state and local governmental regulations, including those relating to the preparation and sale of food and alcoholic beverages, sanitation, public health, fire codes, zoning, and building requirements. Each restaurant requires appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant requires food service licenses from local health authorities. Our licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause, including violation by us or our employees of any law or regulation pertaining to alcoholic beverage control, such as those regulating the minimum age of employees or patrons who may serve or be served alcoholic beverages, the serving of alcoholic beverages to visibly intoxicated patrons, advertising, wholesale purchasing and inventory control. In order to reduce this risk, restaurant employees are trained in standardized operating procedures designed to assure compliance with all applicable codes and regulations. We have implemented policies, procedures and training to ensure compliance with these regulations.

We are also subject to laws governing our relationship with employees. Our failure or the failure of our franchisees to comply with international, federal, state and local employment laws and regulations may subject us to losses and harm our brands. The laws and regulations govern such matters as wage and hourly requirements; workers’ compensation insurance; unemployment and other taxes; working and safety conditions; and citizenship and immigration status. Significant additional government-imposed regulations under the Fair Labor Standards Act and similar laws related to increases in minimum wages, overtime pay, paid leaves of absence, and mandated health benefits, may also impact the performance of our franchised operations. In addition, employee claims based on, among other things, discrimination, harassment, wrongful termination, wage and hour requirements and payments to employees who receive gratuities, may divert financial and management resources and adversely affect operations. The losses that may be incurred as a result of any violation of such governmental regulations by the company or our franchisees are difficult to quantify.

We are also subject to licensing and regulation by States of Massachusetts and Connecticut and local departments relating to the service of alcoholic beverages, health, sanitation, fire and safety standards. Compliance with these laws and regulations may lead to increased costs and operational complexity and may increase our exposure to governmental investigations or litigation. In addition, we are subject to various state and federal laws relating to the offer and sale of franchises and the franchisor-franchisee relationship. In general, these laws and regulations impose specific disclosure and registration requirements prior to the sale and marketing of franchises and regulate certain aspects of the relationship between franchisor and franchisee.

Response to COVID-19

The Company is subject to risks and uncertainties as a result of the outbreak of, and local, state and federal governmental responses to, the COVID-19 pandemic which was declared a National Public Health Emergency on March 13, 2020. We have experienced significant disruptions to our business due to suggested and mandated social distancing and shelter-in-place orders, which resulted in the temporary closure of our taverns. In late April 2020, certain jurisdictions began allowing the reopening of restaurant dining rooms. However, restrictions on the type of operating model and occupancy capacity continue to change. We have reopened our taverns. Our West Hartford facility has returned to comparable revenue generation to the Pre-Covid-19 breakout. However, our Cambridge facility is still distressed due to only allowing outside seating. We believe there is a possibility that as colder weather comes, the State of Massachusetts will allow indoor dining with limitations.

Seasonality

We do not expect any seasonality in our business.

Property

Our mailing address is 600 North Ave, #304, Wakefield, MA, 01880. Our main telephone number is (844) 513-0056. Our website is www.pacificsoftwareinc.com and our email address is info@pacificsoftwareinc.com.

Employees

Including our Officers and Directors we have 1 full-time employee and 2 part-time employees of our business or operations who are employed at will by Pacific Software, Inc. We anticipate adding additional employees in the next 12 months, as needed. We do not feel that we would have any unmanageable difficulty in locating needed staff.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our databases, and our brand.

We have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients may include confidentiality and non-disclosure provisions.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury caused by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

______

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of March 22, 2021:

As of March 22, 2021, the Pacific Software, Inc. had 1 full-time employees, and 2 part-time employees.

The directors and executive officers of the Company as of March 22, 2021 are as follows:

Name	Position	Age	Date of Appointment	Approx. Hours Per Week
Izak On	CEO, CFO, Director	69	9.28.20	20
Michael Finkelstein	Secretary, Director	66	9.28.20	20
Harrysen Mittler	Former CEO, CFO Director	68		0
Peter Pizzino	Former President, Director	46		0

Izak On, Age 69: Mr. Onn serves as our CEO, CFO and on the Board of Directors. He currently serves or has served on the Board of Directors of other companies such as Cybra Corp., Intellect Neurosciences, Inc. and Ness Energy. Mr. On is an Israeli attorney who has been practicing corporate law for over the last ten years. His previous experience includes Mooney Airplane Corp. from 2002 to 2004 as Crisis Manager. He served as CEO and Partner of Fueling Services, Ltd. From 2001 to 2002. He also served as VP –Marketing for Austria Casino. He received his degree in Business administration and marketing from the Tel Aviv College of Management, and his law degree is from Ono Academic College Law school in Israel, where he is a member of the Israeli Bar.

Michael Finkelstein, Age 66: Michael currently serves as our Secretary and on our Board of Directors. He is a graduate of Mcgill University with a Major in Economics. Michael received his Diploma in Public Accounting after completion of his BA. He was then granted his Chartered Accountancy in Canada ( equivalent to a US CPA) after successfully passing the Uniform Qualifications Exams. His public accounting, financial and taxation experience is primarily derived from his time at Arthur Andersen & co where he rose to the level of Income Tax Manager prior to joining the sell side of the investment advisory industry for almost two decades. Michael became one of Canada’s top producing investment advisors and was a multi-year award winner for his firm as a revenue producer. While in the Investment Advisory Business, Michael cofounded a hedge fund which specialized in private investments in public equities, which, at its peak grew to be $100mm in assets. The Fund was liquidated in 2013. Subsequently, and to date, Michael has consulted with high-net-worth family offices in Europe as a reorg and recapitalization specialist and serves on the Board of Directors of several restaurant and food service organizations. Michael also serves as Chief Operating and Financial Officer within these entities and is responsible for their profitable growth and expansion.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Note any familial relationship here. Other than the foregoing, there are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

EXECUTIVE COMPENSATION

______

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive Officers paid by us during the year ended September 30, 2020, in all capacities for the accounts of our executives, including the Chief Executive Officers (CEO) and Chief Financial Officer (CFO), Chief Operating Officer (COO), President (P), and Executive Vice President (EVP).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Izak On,	2020	0	0	0	0	0	0	0	0
CEO, CFO, Director	2019	0	0	0	0	0	0	0	0

Michael Finkelstein,	2020	0	0	0	0	0	0	0	0
Secretary, Director	2019	0	0	0	0	0	0	0	0

Harrysen Mittler,	2020	0	0	0	0	0	0	0	0
Former CEO, CFO, Director	2019	267,000	0	14,130,000	0	0	0	0	14,379,000

Peter Pizzino,	2020	0	0	0	0	0	0	0	0
Former President, Director	2019	217,000	0	7,132,000	0	0	0	0	7,349,000

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

No executive Officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended September 30, 2020.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our Director or executive Officer.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity.

Director Independence

The Board of Directors is currently composed of 2 members. Izak On, and Michael Finkelstein, who do not qualify as independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. In addition, the Board of Directors has not made a subjective determination as to each Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, though such subjective determination is required by the NASDAQ rules. Had the Board of Directors made these determinations, the Board of Directors would have reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities and relationships as they may relate to the Company and its management.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications to the Michael Finkelstein, our President, 600 North Ave, #304, Wakefield, MA 01880. Our main telephone number is (844) 513-0056. However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Michael Finkelstein collects and evaluates all shareholder communications. All communications addressed to the Director and executive Officer will be reviewed by Michael Finkelstein unless the communication is clearly frivolous.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

___________

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

Other than the aforementioned, there are no conflicts of interest between the Company and any of its officers or directors.

Stock Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Share Purchase Warrants

None.

Indemnification of Directors and Officers

Our articles of incorporation provide that no Director or Officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former Directors and Officers, or any person who may have served at our request as Director or Officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such Officer or Director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a Director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our Directors, Officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such Officers and Directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

Related Party Transactions

Management:

In October 2017, the Company retained the services of Harrysen Mittler as a consultant. Contractually he is to receive $19,000 per month cash compensation and 25,000 shares of common stock monthly. As of June 30, 2019, the Company paid $210,000 in cash and issued shares of common stock valued at $510,000 and preferred stock estimated to be valued at $13,440,000 for his consulting services. As of June 30, 2020, the Company paid $19,000 and accrued $76,000 in cash fees, issued 90,000 shares, valued at $180,000 or $2 per share and accrued 60,000 shares of common stock, valued at $120,000 or $2 per share. By agreement, Mr. Mittler agreed to forego cash and stock fees for March 2020.

In June 2018, the Company retained the services of Peter Pizzino as a consultant. Contractually he is to receive $15,000 per month cash compensation and 25,000 shares of common stock monthly. As of June 30, 2019, the Company has paid $172,000 in cash and issued shares of common stock valued at $422,000 and preferred stock estimated to be valued at $6,560,000 for his consulting services. As of June 30, 2010, the Company paid $15,000 in cash and accrued $60,000 in cash fees, issued 75,000 shares of common stock, valued at $150,000 or $2 per share and accrued 60,000 shares of common stock, valued at $120,000 or $2 per share. By agreement, Mr. Pizzino agreed to forego cash and stock fees for March 2020.

The Company has retained the services of Dr. Wang-Chang Wong as an advisor. Contractually he is to receive 100,000 shares of common stock per year for 5 years, the shares vesting over 12 months. As of June 30, 2019, the Company issued 200,000 shares of common stock, valued at $400,000 or $2.00 per share, expensed $150,000 as advisory fees and capitalized the remaining balance of $355,616. As of June 30, 2020, the Company has expensed $150,000 as advisory fees for the three quarters in fiscal year 2020, leaving a capitalized balance of 155,616.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Legal/Disciplinary History

None of Pacific Software, Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Pacific Software, Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Pacific Software, Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Pacific Software, Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of two members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s qualification, we plan on adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

PRINCIPAL STOCKHOLDERS

______

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of March 22, 2021 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock. The percentage of beneficial ownership in the table below is based on 19,297,299 shares of common stock deemed to be outstanding as of March 22, 2021.

The following table gives information on ownership of our securities as of March 22, 2021. The following lists ownership of our Common Stock and Preferred Stock by each person known by us to be the beneficial owner of over 5% of the outstanding Common and Preferred Stock, and by our officers and directors:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership
Directors and Officers:
Izak On	0 Common Stock	0%

Michael Finkelstein	0 Common Stock	0%

Harrysen Mittler	10,455,000 Common Stock	54.2%(3)
	494,000 Series A Preferred Stock	19%(2)
	1,000 Series B Preferred Stock	5%(4)
Peter Pizzino	5,278,500 Common Stock	27%(3)
	239,000 Series A Preferred	9%(2)
	1,000 Series B Preferred Stock	5%(4)
Alpha Capital Anstalt	12,866 Series B Preferred	59%(4)
EMA Financial, LLC	654 Series B Preferred	3%(4)
Tarpon Bay Partners	6,480 Series B Preferred	30%(4)

All executive officers and directors as a group (2 persons)		0% Common Stock 0% Total Common Vote

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	Based upon 26,627,299 shares when considering Series A Preferred Stock voting designation (Series A Convertible Preferred Stock votes on 10 shares of Common Stock for each 1 share of Series A share).

(3)	Based upon 19,297,299 common shares issued and outstanding, without conversions as of March 22, 2021.

(4)	Based upon 22,000 shares of Series B Preferred issued and outstanding without conversion as of March 22, 2021.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

_____

Other than as reported herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

DESCRIPTION OF SECURITIES

______

The Company’s Authorized Stock

We are authorized to issue One Hundred Million (100,000,000) shares of common stock with a par value of $0.001 per share (the “Common Stock”) and Ten Million (10,000,000) shares of preferred stock (the “Preferred Stock”), of which 3,000,000 such shares have been designated as Series A Preferred Stock, and 22,000 such shares have been designated as Series B Preferred Stock.

Series A Convertible Preferred Stock: The Company, a Nevada Corporation, is authorized to issue 10,000,000 Shares of Preferred Stock, of which 3,000,000 shares are designated as Series A Convertible Preferred Stock. The Series A Convertible Preferred Shares convert into common stock on the following basis: 1 Preferred Share = 10 Common Shares, $0.001 par value. The Series A Convertible Preferred Stock votes as 10 shares of common stock for every one share of Series A Preferred Stock. As of January 13, 2021, 733,000 shares of Series A Convertible Preferred Stock were issued and outstanding, respectively.

Series B Convertible Preferred Stock: The Company is currently authorized to issue up to 22,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share. The Series B Preferred stock is convertible at the lower of (i) the 25% lowest closing bid price for the 20 trading days prior to the conversion or (ii) the fixed price, which is set at $1.00 both of which are subject to adjustment as provided in the Series B Preferred certificate of designation. The stated value of the shares is $100 per share. The Series B Preferred shares have no voting rights and there is a conversion limit on beneficial ownership of common stock at 9.99%. As of January 13, 2020, 22,000 shares of Series B Convertible Preferred Stock were issued and outstanding, respectively.

Common Stock

No shareholders of the Corporation holding Common Stock have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class.

Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available, therefore.

Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

Except as otherwise required by Nevada corporation law, the Articles of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and the Articles of Incorporation, the Board is expressly authorized to adopt, repeal, rescind. alter or amend in any respect the bylaws of the Corporation.

Shareholder Amendment of Bylaws. The Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of. the Corporation: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Corporation or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; (7) the provisions, if any. of a sinking fund applicable to such series: and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof. of such series.

DIVIDEND POLICY

______

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

______

Current Offering

Pacific Software, Inc. (“PFSF,” “We,” or the “Company”) is offering up to $15,000,000 total of Securities, consisting of Common Stock, $0.001 par value (the “Common Stock” or collectively the “Securities”).

Transfer Agent

Our transfer agent is Action Stock Transfer, whose address is 2469 E. Fort Union Blvd., Ste 214, Salt Lake City, UT 84121, telephone number is (801) 274-1088, and website is www.actionstocktransfer.com.

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

_____

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

-	1% of the number of shares of our Common Stock then outstanding; or the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

LEGAL MATTERS

_____

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Andrew Coldicutt, Esq. of San Diego, CA.

EXPERTS

______

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been prepared by management and have not been reviewed by an independent accountant.

WHERE YOU CAN FIND MORE INFORMATION

______

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2020

PACIFIC SOFTWARE, INC.

BALANCE SHEETS

(Unaudited)

As of September 30, 2020, and September 30, 2019

	30-Sep-20	30-Sep-19
ASSETS	(Unaudited)	(Unaudited)
Current assets
Cash in bank	$80,550	$108,849
Accounts receivable	5,000	-
Inventories	56,831	-
Prepaid expenses	150,755	305,616
Total Current assets	293,136	414,465
Deferred financing costs	1,255,472	-
Fixed assets- net	931,032	-
Other assets	50,498	-

Equity in and advances to investment	-	223,246
Total Non-current assets	2,237,002
Total assets	$2,530,138	$637,711

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$153,608	$16,270
Accrued liabilities	121,757	-
Convertible notes payable, net of discount of $4.262,472- at September 30, 2020	70,340	-
Paycheck Protection program note payable	351,064	-
Non-convertible notes payable	26,600	-
Derivative liability	4,876,713	-
Accrued interest - related party	-	33,606
Notes Payable -related party	-	8,294
Total Current liabilities	5,600,082	58,170

Commitments and contingencies

Shareholders' deficit and non-controlling interest
Preferred stock, 10,000,000 shares authorized, $.001 par value Series A, 3,000,000 shares authorized, par value $.001 733,000 and 733,000 issued and outstanding	-	733
Series B, 22,000 shares authorized, par value $.10, none outstanding
Common stock, 100,000,000 shares, par value $0.001,	2,200	-
authorized, 19,297,299 and 19,132,299 issued and outstanding
as of September 30, 2020 and September 30, 2019, respectively	19,187	19,132
Additional paid in capital	24,048,331	26,843,721
Accumulated deficit	(27,458,361)	(26,284,045)
Total shareholders' deficit attributable to common shareholders	(3,388,643)	579,541
No Non-controlling interest	318.699	-

TOTAL LIABILITIES , SHAREHOLDERS' EQUITY AND NON-CONTROLLING INTEREST	$2,530,138	$637,711

The accompanying notes are an integral part of these financial statements.

PACIFIC SOFTWARE, INC.

STATEMENT OF OPERATIONS

(Unaudited)

For the twelve months ended September 30, 2020 and 2019

	Twelve months ended
	September 30, 2020	September 30, 2019
	(Unaudited)	(Unaudited)

Revenues	$20,000	$-

Operating expenses:
Food and beverage costs	5,000	-
Labor costs	6,000	-
Other operating expenses	4,000	-
General and Administrative	33,600	-

Total operating expenses	48,600	-

Loss from operations	(28,600)	-
Other (income)/expenses

Derivative expense	11,573,861	-
Amortization of debt discount	70,340
Interest expense	2,170	-

Change in fair market value of derivative liability	(10,959,620)	-
	(686,751)	-
(Loss) before Unconsolidated interest, provision for income taxes and discontinued operations	(715,351)	-
Unconsolidated interest	(2,450)	-

(Loss) before provision for income taxes and discontinued operations	(717,801)	-
Provision for income taxes	-	-
(Loss) before discontinued operations	(717,801)	-
Loss from discontinued operations (See Note 4)	(456,515)	(21,111,811)
Net (Loss)	$(1,174,316)	$(21,111,811)
Weighted average shares outstanding	19,184,135	12,432,747
Loss per common share	($.06)	($1.70)

The accompanying notes are an integral part of these financial statements.

PACIFIC SOFTWARE, INC.
UNAUDITED STATEMENT OF SHAREHOLDERS' EQUITY

For the period ended September 30, 2020 and September 30, 2019

							Additional
	Preferred stock				Common stock		Paid in	Accumulated
	Shares	Amount	Preferred stock		Shares	Amount	Capital	(Deficit)	Total

September 30, 2018	-	$-	-	$-	18,430,049	$18,430	$6,071,156	$(5,094,805)	$994,781

Shares cancelled in settlement					(2,778,750)	(2,779)	(1,439,721)		(1,442,500)
Shares repurchased					(15,000)	(15)	(7,485)		(7,500)
Shares issued for compensation	1,000,000	1,000			631,000	631	21,260,369		21,262,000
shares cancelled for services					(300,000)	(300)	(2,700)		(3,000)
Shares issued for services					297,500	297	594,703 #		595,000
Shares issued for cash					197,500	198	369,802		370,000
Shares issued upon conversion	(267,000)	(267)			2,670,000	2,670	(2,403)		-
Dividends								(77,430)	(77,430)
Net loss								(21,111,810)	(21,111,810)
September 30, 2019	733,000	$733	-	$-	19,132,299	$19,132	$26,843,721	(26,284,045)	$579,541

Common stock issued for compensation					55,000	55	109,945		110,000
Cancellation of Series A
Preferred stock	(733,000)	(733)					(14,660,000)		(14,660,733)
Issuance of Series B
Preferred stock			22,000	2,200			14,657,800		14,660,000
Assumption of debt							(3,000,000)		(3,000,000)
Acquisition of World of Beer restaurants							329,158		329,158
Disposition of assets and liabilities of predecessor entity							(232,293)		(232,293)
Net loss, twelve months ended September 30, 2020								(1,174,316)	(1,174,316)
September 30, 2020	-	-	22,000	2,200	19,187,299	19,187	24,048,331	(27,458,361)	(3,388,643)

The accompanying notes are an integral part of these financial statements.

PACIFIC SOFTWARE, INC.

UNAUDITED STATEMENTS OF CASH FLOWS

For the Twelve months ended September 30, 2020 and 2019

	Twelve months Ended September 30, 2020	Twelve months Ended September 30, 2019
Cash flows from operating activities
Net (loss) before discontinued operations	$(717,801)	$-
Adjustments to reconcile net income to net cash flow from operations:
Change in fair market value of derivative liability	(10,959,620)	-
Derivative expense on newly issued debt	11,573,861	-
Non-controlling interest	2,450	-
Amortization of debt discount	70,340	-
Operating cash flows from discontinued Operations	(108,849)	(1,195,382)
Change in working capital items:
Accounts Receivable	(5,000)	-
Accrued liabilities	2,170	-
Net cash (used) in operations	$(142,449)	$(1,195,382)

Cash flows from investing activities
Cash provided from purchase of World of Beer restaurants	80,550	-
Net cash provided from Inversting activities	80,550	-

Cash flows from financing activities:
Common stock issued	-	370,000.00
Cash debt issued	33,600.00	-
Net cash provided from Financing activities	33,600	370,000
Increase (decrease) in cash and cash equivalents	(28,299)	(825,382)
Cash at beginning of period	108,849	934,231
Cash and cash equivalents-end of period	$80,550	$108,849

Interest paid	$-	$-
Taxes paid	$-	$-

Debt assumed in World of Beer purchase	$3,000,000	$-
Net	$645,407	$-
Financing note issued	$1,255,472	$-

The accompanying notes are an integral part of these financial statements.

PACIFIC SOFTWARE, INC.

Footnotes to the Condensed Unaudited Financial Statements

September 30, 2020 and September 30, 2019

1.	Organization and basis of presentation

Pacific Software, Inc. (the “Company”) was incorporated in the State of Nevada on October 12, 2005 with a principal office in Carson City. The Company was in the development stage and was engaged in developing. producing, and marketing online internet sales portals to facilitate ecommerce between countries. The Company was in the development stage and decided to overhaul its business model. On September 28, 2020, Pacific Software, Inc (the “Company”) entered into a Stock Purchase Agreement for the acquisition of fifty-one (51) percent of the West Hartford World of Beer and Cambridge Craft restaurants as well as the associated assets and liabilities, from Attitude Beer Holding, Inc. (“Restaurants”) for 22,000 shares of Series B Convertible Preferred Stock and a combined $3,000.000 3% note and the possibility of bridge financing.

With a premier location in West Hartford, Connecticut, the World of Beer Tavern occupies over 5,000 square feet. Centrally located in the city’s heart and with an excellent upscale demographic, it has been proven to be an asset of great value. All visitors-both from within and outside the area enjoy an outstanding variety of craft beers and delectable food at very reasonable prices. Cambridge World of Beer in Cambridge Mass. enjoys a premium location in close proximity to the world greatest institutions of higher learning, with an abundance of bustling commerce, hotels and residential dwellings in the area. Wonderful libations alongside 60 types of craft beers, and food to satisfy the discerning palate, Cambridge is an excellent venue for sports entertainment TV and/or those seeking a relaxing and casual ambiance – an intermission from life’s pressures.

In the very near future, we plan on changing the corporate name shortly to reflect our new business strategy and assets. In addition to the wonderful additions of the two World of Beers to the Pacific Software Inc. portfolio, a capital raise of up to $25 million is currently in process with a view to completing the registration in the next few weeks. The objective of this substantial raise is the accumulation of both mini and medium sized fast casual and casual restaurant chains throughout the United States. The management/ acquisition team recognizes the substantial opportunity present throughout the industry given the unfortunate circumstances associated with the onset of the COVID-19 pandemic. It has oft been written that 30-40% of the restaurant stock in the United States will be permanently shuttered due to COVID-19 and its effects on the industry.

The management and acquisition team has abundant food service experience and has and will continue to capitalize on societal trends that are becoming more focused on fast casual eat-in and, especially takeout and delivery, in its many forms. The opportunity is potentially highly significant and the management strategy and laser focus is to build a cash flow machine within a portfolio of a diverse but high- quality chain assets. The tactics to be utilized may vary-outright buyouts, partnerships, asset purchases, - all including cost rationalization, revenue optimization and expansion of the chains’ footprint in great locations assumed through sublease or outright lease or real estate ownership, where appropriate.

PFSF(again-name and symbol to be changed to be more reflective of the central corporate activity) will use highly skilled due diligence teams to search out specific types of restaurant operations. These are: a) given the difficult environment, those that require capital and management input and direction, and b) ( perhaps, most importantly-since most operations today need capital) the potential for high cash flow and unit expansion with the injection of intellectual capital and monetary investment and c) unit ( mini and mid-sized) chains that can be molded and adapted to fit current day societal trends.

Basis of presentation

The accompanying interim condensed financial statements are unaudited, but in the opinion of management of Pacific Software, Inc. (the Company), contain all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position at September 30, 2020 and the results of operations and cash flows for the twelve months ended September 30, 2020. The balance sheet as of September 30, 2019 is derived from the Company’s audited financial statements.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these financial statements are adequate to make the information presented therein not misleading.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and related notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of management’s estimates requires the exercise of judgment. We believe the following critical accounting policies affect its more significant judgments and estimates used in the preparation of financial statements.

Discontinued operations

Pursuant to Accounting Standards Update No. 2014-08 the disposal of a component (including business activities) must be reported in discontinued operations only if the disposal represents a “strategic shift” that has or will have a major effect on the company’s operations and financial results. The sale of the Company’s internet portal business was determined to be a strategic shift and thusly its operations have been recorded as discontinued.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

COVID-19 Pandemic

The Company is subject to risks and uncertainties as a result of the outbreak of, and local, state and federal governmental responses to, the COVID-19 pandemic which was declared a National Public Health Emergency on March 13, 2020. We have experienced significant disruptions to our business due to suggested and mandated social distancing and shelter-in-place orders, which resulted in the temporary closure of a number of our two restaurants across our portfolio. In late April 2020, certain jurisdictions began allowing the reopening of restaurant dining rooms However, restrictions on the type of operating model and occupancy capacity continue to change. To date, neither our West Hartford or Cambridge World of Beer restaurants have returned to a pre-pandemic level of revenues.

Cash and cash equivalents

For financial statement presentation purposes, the Company considers all short-term investments with a maturity date of three months or less to be cash equivalents.

Reclassification

Certain prior period amounts have been reclassified for consistency with current year presentation. These reclassifications had no effect on the reported results of operations.

Accounts receivable

We estimate credit loss reserves for accounts receivable on an individual receivable basis. A specific impairment allowance reserve is established based on expected future cash flows and the financial condition of the debtor. We charge off customer balances in part or in full when it is more likely than not that we will not collect that amount of the balance due. We consider any balance unpaid after the contract payment period to be past due. There are no accounts receivable at September 30, 2020 or September 30, 2019.

Inventories

Inventories are valued at the lower of cost or market and use the First-in first-out cost flow assumption.

Recognition of Revenues

The Company recognizes revenue from interest income on consumer loans as the interest is earned. The Company’s revenue recognition policies comply with FASB ASC Topic 605. Revenue is recorded when earned, which is generally over the period services are provided and no contingencies exist.

Deferred Taxes.

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Commitments and Contingencies.

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Fair value of the carrying amounts of the Company’s financial assets and liabilities, such as cash and accounts payable approximate their fair values because of the short maturity of these instruments. Our financial instruments include cash, accounts payable, and accrued expenses.

Discontinued operations

Pursuant to Accounting Standards Update No. 2014-08 the disposal of a component (including business activities) must be reported in discontinued operations only if the disposal represents a “strategic shift” that has or will have a major effect on the company’s operations and financial results. The sale of the Company’s internet portal business was determined to be a strategic shift and thusly its operations have been recorded as discontinued.

Risk and Uncertainties

The Company is subject to risks common to companies in the service industry, including but not limited to COVID-19, litigation, development of new technological innovations and dependence on key personnel.

Basic and Diluted Earnings (Loss) Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS is based on the assumption that all dilutive convertible shares and stock warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no potentially dilutive securities outstanding during the twelve months ended September 30, 2020 and September 30, 2019 due to the Company incurring a net loss.

Recent Accounting Pronouncements

Recent Accounting Pronouncements In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes, modifies and adds certain disclosure requirements in Topic 820 “Fair Value Measurement”. ASU 2018-13 eliminates certain disclosures related to transfers and the valuations process, modifies disclosures for investments that are valued based on net asset value, clarifies the measurement uncertainty disclosure, and requires additional disclosures for Level 3 fair value measurements. ASU 2018-13 is effective for the Company for annual and interim reporting periods beginning January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures. In December 2019, the FASB issued authoritative guidance intended to simplify the accounting for income taxes (ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”). This guidance eliminates certain exceptions to the general approach to the income tax accounting model and adds new guidance to reduce the complexity in accounting for income taxes. This guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those annual periods. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements. In January 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivative and Hedging (Topic 815), which clarifies the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The guidance clarifies how to account for the transition into and out of the equity method of accounting when considering observable transactions under the measurement alternative. The ASU is effective for annual reporting periods beginning after December 15, 2020, including interim reporting periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on our consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity's own equity, and also improves and amends the related EPS guidance for both Subtopics. The ASU will be effective for annual reporting periods after December 15, 2021 and interim periods within those annual periods and early adoption is permitted. The Company is currently evaluating the impact of the new guidance on our consolidated financial statements. Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

3.	Going Concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the company has no revenues, net accumulated losses since inception, and an accumulated deficit of $27,458,361. These factors raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the company’s ability to raise additional funds and implement its business plan. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove accurate. The financial statements of the Company do not include any adjustments that might be necessary if the company is unable to continue as a going concern.

4.	Discontinued operations

Commensurate with its new operating strategy, the Company exited the internet portal sector. This was deemed to be a “strategic shift” and the Company has recorded those operating results as Discontinued operations. A break-down of discontinued operations follows below:

	September 30, 2020	September 30, 2019
Officer and director stock compensation,
Net of cancelled shares*	$430,220	$20,800,811
Other expenses	25,615	311,000
Discontinued operations	$456,515	$21,111,811

*- Included in 2019 discontinued operations is a gain on cancellation of shares issued of $1,442,500 which is netted against shares issued.

5.	Inventories

Inventories, as estimated by management, currently consist of inventory for our World of Beer franchise locations in West Hartford, and Cambridge. Inventories are stated at the lower of cost on the first in, first-out method or market. The inventory is comprised of the beverages and food and other items needed for the preparation of meals and spirits to our customers. Balances at September 30, 2020 and September 30, 2020 were as follows:

	September 30, 2020	September 30, 2019

Inventories	$56,831	$-

6.	Deferred Financing asset

Pursuant to the closing of the transaction for the World of Beer restaurants (See Note One above), the Company issued to Southridge Financial management Financial services a noted for $1,255,472. The Company has determined this to be a cost of the transaction and will amortize the note into expense over the ensuing year. Balances at September 30, 2020 and September 30, 2019 were as follows:

	September 30, 2020	September 30, 2019

Deferred Financing asset	$1,255,472	$-0-

7.	Fixed assets-net

Property and equipment relate to the fixtures at our World of Beer taverns. They are reported net of accumulated depreciation and included tenant equipment, bar equipment and improvements. Assets are depreciated over usable lives estimated to be between five and twenty years. Balances at September 30, 2020 and September 30, 2019 were as follows:

	September 30, 2020	September 30, 2019

Fixed Assets-Net	$931,032	$-0-

8.	Accounts payable

Accounts payable represent ordinary trade payables at the taverns such as accrued salaries and cost of goods. As of September 30, 2020 and September 30, 2019, the balances were as follows

	September 30, 2020	September 30, 2019

Accounts payable	$153,608	$16,270

9.	Accrued Expenses

Accrued expenses represent rents on the operating taverns and accrued interest on the Company’s outstanding indebtedness. As of September 30, 2020 and September 30, 2019, the balances were as follows

	September 30, 2020	September 30, 2019

Accrued rent	$119,587	$-
Accrued interest	2,170	-
Accrued expenses	$121,757	$-

10.	Convertible notes payable

Convertible notes payable balances were as follows:

	September 30, 2020	September 30, 2019

Convertible notes payable	$70,340	$-0-

Convertible notes payable at September 30, 2020 were as follows:

					Discount	Note
Date	Maturity				remaining at	balance at	Interest
Issued	Date	Issuer	Amount	Discount	30-Sep-20	30-Sep-20	Rate

20-Sep-20	20-Mar-21	Trillium Partners LP (1)	$7,000	$7,000	$6,613	$387	10%
24-Sep-20	24-Sep-21	Alpha Capital Anstalt (2)	1,929,900	1,929,900	1,898,175.62	31,724	3%
24-Sep-20	24-Sep-21	Tarpon Bay Partners, LLC (2)	972,000	972,000	956,021.92	15,978	3%
24-Sep-20	24-Sep-21	EMA Financial, LLC (2)	98,100	98,100	96,487.40	1,613	3%
24-Sep-20	24-Sep-21	Southrige Financial Management Financial Services (2)	1,255,472	1,255,472	1,234,834.10	20,638	3%

			$4,262,472	$4,262,472	$4,192,132	$70,340

(1)	- Note is convertible at a 50% of the low bid price for the thirty days prior to conversion
(2)	- Note is convertible at a 25% of the low bid price for the twenty days prior to conversion

11.	Paycheck Protection program note payable

Balances in the Paycheck Protection program note payable were as follows:

	September 30, 2020	September 30, 2019

Paycheck protection program note payable	$351,064	$-0-

The Paycheck protection program (“PPP”) was launched in April 2020 to help businesses struggling with the COVID-19 pandemic. The PPP provided for 2.5 months of payroll costs for most borrowers. The Company took advantage of such dispensation and borrowed approximately $351,000. If the money is spent on payroll, payroll taxes, rent or group health insurance, the funds do not have to be repaid. The Company believes it has complied with the rules of PPP and intends to file for loan forgiveness. The Company does not believe they will ultimately be required to repay the funds or any interest. No interest has been accrued on the debt.

12.	Derivative liability

The convertible notes discussed in Note 10 above have a conversion price that can be adjusted based on the Company’s stock price which results in the conversion feature being recorded as a derivative liability.

The fair value of the derivative liability is recorded and shown separately under current liabilities. Changes in the fair value of the derivative liability are recorded in the statement of operations under other income (expense).

The Company uses a weighted average Black-Scholes-Merton option pricing model with the following assumptions to measure the fair value of derivative liability at September 30, 2020. There was no convertible debt outstanding at September 30, 2019.

As of September 30, 2020, the following were inputs into the derivative liability calculation:

Stock price	$2.50
Risk free rate	.25%
Volatility	82%
Dividend rate	0.00%

The following is the Company’s derivative liability measured at fair value on a recurring basis at September 30, 2020 and September 30, 2019:

	September 30, 2020	September 30 2019
Level One	$-0-	$-0-
Level Two	$-0-	$-0-
Level Three	$4,876,713	$-0-

13.	Stockholders’ Deficit

Common Stock

The Company is currently authorized to issue 100,000,000 shares of common stock, par value $0.001 per share.

In the period ended September 30,2020 the Company issued 55,000 shares of common stock to its management as compensation, valued at $110,000 or $2.00 per share.

As of September 30, 2020 and September 30, 2019, the Company has 19,187,299 and 19,132,299 shares of common stock issued and outstanding, respectively.

Preferred Stock

The Company is currently authorized to issue 10,000,000 shares of preferred stock.

Series A Preferred Stock

The Company authorized 3,000,000 shares of Series A Convertible Preferred stock and issued 1,000,000 shares of preferred stock during the year ended September 30, 2019.

In June 2019, the Company converted 267,000 shares of Series A Convertible Preferred stock to 2,670,000 shares of common stock at the request of the shareholders. There have been no preferred stock transactions during the period ended September 30, 2020.

Upon the Company’s strategic shift, the remaining 733,000 shares of Series A Preferred stock owned by predecessor management were cancelled.

Series B Preferred Stock

On August 5, 2020, the Company authorized 22,000 shares of Series B Convertible Preferred Stock, par value $0.10, stated value $100, 3% annual dividends on stated value, payable upon anniversary date or conversion date. These shares shall rank senior to all common stock issuances and below Series A Convertible Preferred Shares. The shares shall be convertible at a substantial discount to market. No shares have been issued as of the date of this filing.

On August 7, 2020, with the approval of the majority of our shareholders and our board of directors the Company designated 22,000 shares of preferred stock as Series B Convertible Preferred Stock (“Series B Preferred”). The Series B Preferred stock is convertible at the lower of (i) the 25% lowest closing bid price for the 20 trading days prior to the conversion or (ii) the fixed price, which is set at $1.00 both of which are subject to adjustment as provided in the Series B Preferred certificate of designation. The stated value of the shares is $100 per share. The Series B Preferred shares have no voting rights and there is a limit on beneficial ownership of 9.99%.

On September 28, 2020, the Company entered into a Stock Purchase Agreement (“Purchase Agreement”) by and between the Company and certain stockholders The Company issued 22,000 shares of its Series B Preferred Stock, promissory notes, option agreement, conveyance agreement and a convertible note as consideration for the purchase and acquisition of the assets held by those certain stockholders. The Company has agreed to accept as per the Purchase Agreement, the West Hartford World of Beer, and Cambridge Craft restaurants as well as their assets and liabilities from Attitude Beer Holding, Inc (“Restaurants”). See Item 3B. Issuance history for the list of the recipients of the Series B Preferred stock.

14.	Management Changes

On September 28, 2020, as part of the Purchase Agreement the Company entered into an Option Agreement (“Option Agreement”) by and between the Company and Digi Assets, Inc., a company managed and controlled by Harrysen Mittler and Peter Pizzino, to purchase some or all of the Hypersoft Ventures Assets, in exchange for the retirement and cancellation of 733,000 shares of Series A Convertible Preferred Stock owned by Harrysen Mittler and Peter Pizzino in the Company, through an Agreement of Conveyance (“Conveyance Agreement”). The Conveyance Agreement permits Digi Assets, Inc. the option to transfer the Company’s rights to 5,000,000 shares in Hypersoft Ventures, Inc., the 15% royalty fee derived from the potential future revenues of BOAPIN.com, $70,000 in accrued compensation to be paid by the Company to the prior management, and the liabilities, accrued interest, and Notes Payable, in the amounts of $33,815, $42,000 and $8,294 of the Company, in exchange for the cancellation of the 733,000 Series A Preferred Stock as per the Conveyance Agreement.

Effective with the change in business model, Isaac Onn became Chief Executive Officer and Michael Finkelstein became Chief Operating Officer.

15.	Net income (loss) per share

Income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares of stock outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. Basic and diluted (loss) per share were the same for the periods ended September 30, 2020 and 2019.

For the twelve months ended September 30, 2020 and 2019, the Company posted a net loss per share of ($.06) and losses of ($1.70), respectively.

16.	Income taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, as of September 30, 2020 and September 30, 2019 are as follows:

	September 30, 2020	September 30, 2019
Deferred tax assets
Net operating loss carryforward	$5,707,895	$ 1,319,649
Less valuation allowance	(5,707,895)	(1,319,649)
Total net deferred tax assets	$-	$-

The federal statutory tax rate reconciled to the effective tax rate during fiscal 2020 and 2019, respectively, is as follows:

	2020	2019
Tax at U.S. Statutory Rate	21.0%	21.0%
Estimated state income tax rate	5.0%	5.0%
Less valuation allowance	(26.0)	(26.0)
	0.0%	0.0%

Utilization of the Company’s net operating losses may be subject to substantial limitations if the Company experiences a 50% change in ownership, as provided by the Internal Revenue Service Code and similar state provisions.

17.	COVID-19

The Company, like all enterprises, is currently dealing with the impact of COVID-19 on its operations and future prospects. To date, the restaurant industry has been substantially impacted by social distancing guidelines. Recent events such as the approval of vaccines to treat COVID-19 do not guarantee a return to pre-pandemic levels of dining.

18.	Subsequent events

Management has determined that there are no further events subsequent to the balance sheet date that should be disclosed in these financial statements.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Years Ended
September 30, 2019 and 2018

HARRISON, VICKERS & WATERMAN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	June 30,
	2019	2018
CURRENT ASSETS
Cash and cash equivalents	$71,972	$175,735
Inventories	77,796	97,320
Deferred financing costs	2,879	-

Prepaid expenses	241,183	161,144
Total Current Assets	393,830	434,199

OTHER ASSETS
Fixed assets-net (including capitalized pre-opening costs)	2,256,812	2,523,735
Capitalized costs- Battery project	92,321	-
Deposits	44,751	1,000
Goodwill	468,224	-
Total Other Assets	2,862,107	2,524,735
Total Assets	$3,255,937	$2,958,934

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$174,327	$191,559
Accrued expenses	118,696	66,839
Accrued interest	82,782	48,456
Deferred Expenses	252,723	252,723
Convertible Notes payable-current portion	275,391	197,422
Loans payable to investors-current portion	30,000	30,000
Related party payable	22,321	-
Total Current Liabilities	956,240	786,549
NON-CURRENT LIABILITIES
Convertible Notes payable-non-current portion	5,309,945	5,331,343
Put premium on convertible debt	10,741,206	-
Note Derivative Liability	979,911	3,838,791
Loans payable to investors-non- current portion	264,032	269,032
Non-convertible Notes payable	2,464,457	1,615,609
Total non-current liabilities	19,759,551	11,054,774
Total Liabilities	20,715,791	11,841,323

STOCKHOLDERS’ DEFICIT
Preferred stock; par value of $.001, 100,000,000 shares authorized;
Series A, 8% convertible preferred stock, stated value of $1,000 98,000 shares outstanding at June 30, 2019 and June 30, 2018	10	10
Series B, stated value of $1,000 , 51 shares outstanding at June 30, 2019 and June 30, 2018	-	-
Series C, 8% convertible preferred stock, stated value of $1,000 100,000 and -0- shares outstanding at June 30, 2019 and June 30 2018, respectively	100	-
Common stock; par value of $.0001, 5,000,000,000 shares authorized; 2,784,563,774 and 733,756,414 shares issued and outstanding at June 30, 2019 and June 30, 2018, respectively	278,456	73,376
Additional paid in capital	1,493,011	834,194
Accumulated deficit	(18,459,451)	(8,954,393)
Total Stockholders’ Deficit	(16,887,874)	(8,046,813)
Non-controlling interest	(771,980)	(835,576)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,255,937	$2,958,934

The accompanying notes are an integral part of these consolidated financial statements.

HARRISON, VICKERS & WATERMAN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Twelve Months Ended
	June 30,
	2019	2018

REVENUES	$4,258,159	$4,352,346
FOOD AND BEVERAGE COSTS	1,228,604	1,168,824

	3,029,555	3,183,521

OPERATING EXPENSES

Labor	1,428,005	1,236,628
Other operating –taverns	1,539,819	1,446,903
Battery project	171,449	-
General and Administrative	2,500	26,965
Management compensation, professional and legal	44,833	182,797
Depreciation and amortization	266,923	346,083

Total Operating Expenses	3,453,529	3,239,377

OPERATING (LOSS)	(423,984)	(55,855)

OTHER INCOME (EXPENSE)
Interest and other financing costs	(1,158,701)	(2,211,286)
Gain on extinguishment of debt and preferred stock	-	125,800
Write-down of property placed into bankruptcy	-	(968,684)
Reserve on receivable from Attitude Drinks, Inc.	-	(321,811)
Legal settlement	-	(50,000)
Establishment of put premium on convertible debt in lieu of derivative liability	2,371,607	-
Change in Fair Value of Derivative	(9,960,182)	(8,568,710)

Total Other Income (Expense)	(9,155,798)	4,864,594

NET INCOME (LOSS) BEFORE INCOME TAXES	(9,579,772)	4,808,739
Provision for income taxes	-	-

NET INCOME (LOSS) BEFORE NON-CONTROLLING INTEREST	(9,579,781)	4,808,739
Non-controlling interest	74,714,	387,245

NET INCOME (LOSS)	$(9,505,058)	$5,195,984

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$.02

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – Basic and Diluted	1,601,092,153	369,274,603

The accompanying notes are an integral part of these consolidated financial statements

HARRISON VICKERS & WATERMAN, INC
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE TWELVE MONTHS ENDED JUNE 30, 2018
(UNAUDITED)

For the Twelve Months ended June 30, 2018

	Preferred Stock		Common Stock
	Shares*	Amount*	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ (Deficit)
Balance, June 30, 2017	98,051	$10	192,392,024	$19,239	$485,173	$(14,150,377)	$(13,645,954)

Investor notes issued for equity	-	-	-	-	71,034		71,034

Share issued for extinguishment of convertible debt			541,364,390	54,137	277,986	-	332,123

Net income for the period ended June 30, 2018	-	-	-	-	-	5,195,984	5,195,984
Balance, June 30, 2018	98,051	$110	733,756,414	$73,376	$834,194	(8,954,393)	(8,046,813)

Preferred stock summary:

	June 30, 2018		June 30, 2017
	Shares	Amount	Shares	Amount
Series A	98,000	$10	98,000	$10
Series B	51	-	51	-
Series C	-	-	-	-

Total Preferred	98,051	$10	98,051	$10

The accompanying notes are an integral part of these consolidated financial statements

HARRISON VICKERS & WATERMAN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE TWELVE MONTHS ENDED JUNE 30, 2019
(UNAUDITED)

For the Twelve Months ended June 30, 2019

	Preferred Stock		Common Stock
	Shares*	Amount*	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ (Deficit)
Balance, June 30, 2018	98,051	$10	733,756,414	$73,376	$834,194	$(8,954,393)	$(8,046,813)

Issuance of Series C Preferred stock for New Jersey Battery Project	100,000	100			468,124		468,224

Share issued for extinguishment of convertible debt	-	-	2,050,807,360	205,080	282,088	-	487,168

Return of capital to owners					(91,295)		(91,295)

Net loss for the period ended June 30, 2019	-	-	-	-	-	(9,505,058)	(9,505,058)
Balance, June 30, 2019	198,051	$110	2,784,563,774	$278,456	$1,493,011	(18,459,451)	(16,687,874)

Preferred stock summary:

	June 30, 2018		June 30, 2019
	Shares	Amount	Shares	Amount
Series A	98,000	$10	98,000	$10
Series B	51	-	51	-
Series C	-	-	100,000	100

Total Preferred	98,051	$10	198,051	$110

The accompanying notes are an integral part of these consolidated financial statements

HARRISON, VICKERS & WATERMAN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Twelve Months Ended
	June 30,
	2019	2018
OPERATING ACTIVITIES
Net Gain/(Loss)	$(9,505,058)	$5,195,984
Adjustments to reconcile net (loss) to net cash used from operating activities:
Depreciation expense	266,923	346,083
Change in fair market value of derivative	9,960,182	(8,568,710)
Gain on establishment of put premium and elimination of derivative liability	(2,371,607)
Derivative expense included in transfer to put premium	408,522	-
Reserve on receivable from Attitude Drinks, Inc.	-	321,811
Cash from Milford Crafts LLC Bankruptcy	-	(39,130)
Amortization of debt discount	201,549	1,281,817
Loss on liquidation of operations placed into bankruptcy	-	968,684
Derivative expense	-	278,134
Legal fees incurred on conversion of debt	20,680	17,750
Non-controlling interest	(82,191)	(387,245)
Net assets acquired in New Jersey Battery purchase	52,321	-
Accrued interest recorded as non-convertible debt	983,785	341,800
Legal settlement	-	50,000
Gain on extinguishment and conversion of debt and preferred stock	-	(125,800)
Changes in operating assets and liabilities:
Prepaid Expenses and Other assets	(80,039)	(107,514)
Inventories	19,524	35,148
Related party payable	22,321	-
Deposits	(43,751)	3,300
Accounts payable	(17,232)	(39,130)
Accrued expenses and accrued interest	38,034	470,887
Deferred expenses	2,879	(9,940)
Net Cash (Used) From Operating Activities	(145,479)	(16,229)

INVESTING ACTIVITIES
Purchase of infrastructure-taverns	-	(32,013)
Capitalized costs-battery project	(39,000)	-
Net Cash (Used) Investing Activities	(39,000)	(32,013)
FINANCING ACTIVITIES
Proceeds from convertible notes payable	177,010	184,410
Loans payable converted to equity contribution	-	71,034
Return of capital to investors	(91,295)	(50,000)
Payments made to minority owners	(5,000)	(101,446)
Net Cash provided by Financing Activities	80,715	103,998

Net Increase (Decrease) in Cash and Cash Equivalents	(69,296)	55,757

Cash and Cash Equivalents, Beginning of Period	175,735	119,976

Cash and Cash Equivalents, End of Period	$71,972	$175,735
Cash paid during the period for:
Interest	$-	$-
Taxes	$-	$-

Non-cash Investing and Financing activities:
Liabilities recorded from purchase of New Jersey Battery	$52,321	$-
Debt Discount recorded on debt issued	$190,010	$184,410
Accrued interest converted to non-current non-convertible debt	$983,785	$1,615,609
Accrued interest extinguished on conversion of debt	$60,959	$2,054

The accompanying notes are an integral part of these consolidated financial statements.

HARRISON, VICKERS & WATERMAN, INC.
JUNE 30, 2019
NOTES TO FINANCIAL STATEMENTS

NOTE 1- NATURE OF OPERATIONS

Corporate History

We were incorporated on June 5, 2008, under the laws of the State of Nevada under the name Sharp Performance Inc. From inception until September 2013, our business focus was on the provision of consulting services to the American automotive industry. From September 2013 until April 21, 2015, we were primarily engaged in the business of making commercial secured real estate loans. On October 24, 2013, we changed our name to Harrison, Vickers & Waterman Inc. in conjunction with the change in our business focus. On April 21, 2015, we commenced operations in a new line of business, the ownership of World of Beer taverns that serve craft and imported beer along with food and other spirits. We no longer are involved in the commercial secured real estate loans. On October 24, 2018, the Company entered into a Securities Exchange Agreement with NJ Battery Energy Storage Project 1, LLC.

Acquisition of World of Beer

In April 2015, we entered into a Purchase Agreement (the “Purchase Agreement”), with the original shareholders of Attitude Beer Holdings, Inc. (“ABH”), namely, Attitude Drinks Incorporated, a Delaware corporation (“Attitude Drinks”), and two significant investors of ABH, pursuant to which the shareholders sold to us all of the outstanding shares of stock of ABH, and ABH thereupon became our wholly owned subsidiary. In consideration for the purchase of the shares of common stock of ABH, we issued: (i) to Attitude Drinks, 51 shares of our newly created Series B Preferred Stock of the Company (the “Series B Preferred Stock”) and a seven year warrant (the “B Warrant”) to purchase 5,000,000 shares of our common stock, par value $.0001 per share (the “Common Stock”), at an exercise price of $0.075 per share (subject to customary anti-dilution adjustments); (ii) to the significant investors, a secured convertible note of approximately $2.2 million and warrants to purchase approximately 1.7 billion shares at $.0025 per share. The warrants have a seven-year life commencing April 20, 2015. These investors also acquired an Additional Investment Right to invest up to $5,000,000 on the same terms.

One of the investors acquired 32,300 shares of our Series A Preferred Stock (convertible into 32,300,000 shares of Common Stock) from HVW Holdings LLC “HVW”, an entity of which Mr. James Giordano, our prior Chief Executive Officer and prior Chairman of the Board, was the managing member, subject to the terms of a Purchase Agreement. Attitude Drinks purchased 87,990,000 shares of Common Stock from HVW Holdings LLC at a price of $65,000.

Operations of World of Beer

Through our wholly owned subsidiary, Attitude Beer Holding Co., a Delaware corporation (“ABH”), we are an owner of a 51% interest in a World of Beer franchise taverns.

In December 2014, ABH entered into a joint venture with New England World of Beer (“NEWOB”) and together opened our first tavern in located in West Hartford, Connecticut. The West Hartford property is a 4,000 sq. foot tavern that sells a selection of over 500 craft and imported beers along with food and other spirits and cocktails. Similar taverns are currently open in 20 states nationwide. On December 27, 2017, the Company had reached an agreement with the operating and marketing units of the chain of World of Beer taverns, to manage our taverns in Connecticut and Massachusetts. The deal as structured, allows for World of Beer to take over the daily operations of the taverns which should dramatically improve efficiencies and top line sales. Additionally, the 9% royalties previously paid under the old agreement with NEWOB will be eliminated, thereby driving significant benefits to the bottom line of the business. Further, World of Beer has become an equity partner in both the West Hartford CT and Cambridge MA tavern operations, replacing the former minority owners.

At acquisition, ABH had an interest in one World of Beer tavern and had just started construction of a second World of Beer Tavern in Milford, Connecticut as well as planning construction of a third World of Beer Tavern in Cambridge, Massachusetts. We ultimately finished construction on Milford and Cambridge properties and commenced operations. However, the Milford property filed for bankruptcy protection in Connecticut Court. The bankruptcy was dismissed and the Company liquidated its assets there and paid off its creditors. Operations ceased in July 2017. For financial statement purposes, the operating results and the liquidation for the twelve months ended June 30, 2018 have been recorded as “Loss on liquidation of operation put into bankruptcy.”

Acquisition of NJ Battery Energy Storage Project 1, LLC

On October 24, 2018, the Company entered into a Securities Exchange Agreement (the “Securities Exchange Agreement”) with NJ Battery Energy Storage Project 1, LLC, its Members, and various securities holders of the Company, under which the Company purchased approximately 80% of the LLC Membership Interest of NJ Battery Energy Storage Project 1, LLC in exchange for the issuance of 100,000 Shares of newly issued Series C Convertible Preferred Stock.

Each share of Series C Preferred Stock shall be convertible into 40,000 shares of Common Stock (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock; provided that, for a period of twenty for (24) months from the Issuance Date, if the Company issues shares of common stock (or securities, including any derivative securities, containing the right to purchase, exercise or convert into shares of common stock) (the “Dilution Shares”) such that the outstanding number of shares of common stock on a fully diluted basis shall be greater than five billion (5,000,000,000) shares (inclusive of conversions of Series C Preferred Stock at the Conversion Ratio immediately above), then the Conversion Ratio for the Series C Preferred Stock then outstanding and unconverted as of the date the Dilution Shares are issued shall be adjusted to equal the

Conversion Ratio multiplied by a fraction, the numerator of which shall be the number of shares outstanding on a fully diluted basis after the issuance of the Dilution Shares, and the denominator shall be five billion (5,000,000,000). Example: Company issues securities representing 1,000,000,000 Dilution Shares, then the Conversion Ratio shall equal [40,000 x 6BB/5BB (or 1.2) = 48,000]. A Holder shall effect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series C Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit B (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”), and the Conversion Price determined as specified in Section 5(c) hereof. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a). Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

The Series C Convertible Preferred Stock is in the form of the Certificate of Designation attached as Exhibit 2.2 in our Form 8-K filed on November 7, 2018. See Exhibit 10.1 of the aforementioned 8-k for the ownership of the Series C Preferred.

During March of 2019, the Company completed the purchase of the additional 20% of NJ Battery Energy Storage Project 1, LLC that it did not own for $250,000 in cash and 100,000,000 shares of stock in the Company. To date, neither the cash nor the common shares have been issued. As such, the Company is still accounting for the transaction as if it were the 80% owner.

Operations of NJ Battery Energy Storage Project 1, LLC

As of the date of this report, operations of NJ Battery Energy Storage Project 1, LLC have not yet commenced. However, the Company is in discussions with electric utilities for the sale of the project.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company prepares its consolidated financial statements are prepared in conformity with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of GMEV and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying financial statements include the amortization period for intangible assets, valuation and impairment valuation of intangible assets, allowance for accounts receivable, depreciable lives of the web site, valuation of warrants and beneficial conversion feature debt discounts, valuation of derivatives, and valuation of share-based payments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Property, Equipment and Depreciation

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets of three years for computer equipment, five years for office furniture and fixtures, and the lesser of the lease term or the useful life of the leased equipment. Leasehold improvements, if any, would be amortized over the lesser of the lease term or the useful life of the improvements. Expenditures for maintenance and repairs along with fixed assets below our capitalization threshold are expensed as incurred.

Accounting for Derivatives

The Company evaluates its convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for. The result of this accounting treatment is that under certain circumstances the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under this accounting standard are reclassified to liability at the fair value of the instrument on the reclassification date.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash, accounts payable, accrued expenses, deposits received from customers for layaway sales and short-term loans the carrying amounts approximate fair value due to their short maturities.

We follow accounting guidance for financial and non-financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Revenue Recognition

The Company recognized revenue for our services in accordance with ASC 605-10, “Revenue Recognition in Financial Statements.” Under these guidelines, revenue is recognized on transactions when all of the following exist: persuasive evidence of an arrangement did exist, delivery of service has occurred, the sales price to the buyer is fixed or determinable and collectability is reasonably assured.

Restatements

All financial statements for prior periods have been restated to more accurately present Financial condition. There has been no profit and loss impact on any prior period statements.

Stock-Based Compensation

The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718. ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. The value of the portion of an award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line attribution method. The Company accounts for non-employee share-based awards in accordance with the measurement and recognition provisions ASC Topic 505-50. The Company estimates the fair value of stock options at the grant date by using the Black-Scholes option-pricing model.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income (loss) in the years in which those temporary differences are expected to be recovered or settled.

The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

Tax benefits of uncertain tax positions are recognized only if it is more likely than not that the Company will be able to sustain a position taken on an income tax return. The Company has no liability for uncertain tax positions as of September 30, 2020. Interest and penalties in any, related to unrecognized tax benefits would be recognized as interest expense. The Company does not have any accrued interest or penalties associated with unrecognized tax benefits, nor were any significant interest expense recognized during the six months ended September 30, 2020 and 2019.

Net Earnings (Loss) Per Share

In accordance with ASC 260-10, “Earnings Per Share,” basic net earnings (loss) per common share is computed by dividing the net earnings (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share are computed using the weighted average number of common and dilutive common stock equivalent shares outstanding during the period.

Segment Information

In accordance with the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, the Company is required to report financial and descriptive information about its reportable operating segments. The Company has two operating segments as of June 30, 2019 and 2018, Tavern and Battery

NOTE 3- INVENTORIES

Inventories, as estimated by management, currently consist of inventory for our World of Beer franchise locations in West Hartford, New Milford and Cambridge. Inventories are stated at the lower of cost on the first in, first-out method or market. The inventory is comprised of the beverages and food and other items needed for the preparation of meals and spirits to our customers. Balances at June 30, 2019 and June 30, 2018 by tavern were as follows:

Tavern	June 30, 2019	June 30, 2018
West Hartford/Cambridge	$77,796	$97,320
Inventories	$77,796	$97,320

NOTE 4- FIXED ASSETS- NET

Property and equipment relate to the fixtures at our World of Beer taverns. They are reported net of accumulated depreciation and included tenant equipment, bar equipment and improvements. Assets are depreciated over usable lives estimated to be between five and twenty years. Balances at June 30, 2019 and June 30, 2018 by tavern were as follows:

Tavern	June 30, 2019	June 30, 2018
West Hartford	$805,565	$905,565
Cambridge	1,451,247	1,541,247
Pre-opening costs	-	76,923
Fixed Assets-Net	$2,256,812	$2,523,735

During the year ended June 30, 2019, the Company wrote off all of the pre-opening costs via depreciation expense.

NOTE 5- CAPITALIZED COSTS- BATTERY PROJECT

Capitalized costs- battery project represent all costs incurred in order to begin the battery project. Such costs included licenses, consulting fees and engineering costs. These costs will be amortized over the useful life of the project. The current useful life cannot be estimated and no amortization has occurred to date.

	June 30, 2019	June 30, 2018
Capitalized costs	$92,321	$-
Accumulated amortization	-	-

Total	$92,321	$-

NOTE 6- GOODWILL

The Company recorded goodwill as a result of its business acquisition of New Jersey Battery. Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible assets acquired. Based upon that analysis, the Company determined that the value of the Goodwill was as follows:

Discounted present value of assets required	$520,545
Net assets acquired at acquisition	52,321
Goodwill	$468,224

The Company evaluated goodwill at the end of the quarter and found no impairment had occurred. At June 30, 2019 and June 30, 2018, balances were as follows:

	June 30, 2019	June 30, 2018
Goodwill	$468,224	$-
Estimated impairment	-	-

Total	$468,224	$-

NOTE 7 – ACCRUED EXPENSES

Accrued Expenses at June 30, 2019 and June 30, 2018 represent the following:

	June 30, 2019	June 30, 2018
Accrued compensation	$20,000	$10,000
Professional fees	94,232	56,839
Other	4,464	-
Total	$118,696	$66,839

Accrued compensation

Accrued compensation represents amounts owed to our prior Chief Executive. Upon his resignation, it was agreed that he was owed $20,000.

Professional fees

Professional fees represent legal fees incurred associated with the lawsuit filed by a former Chief Executive plus other corporate matters. See footnote 18.

NOTE 8 – ACCRUED INTEREST

Accrued interest

At June 30, 2019 and June 30, 2018, accrued interest totals were as follows:

	June 30, 2019	June 30, 2018
Total accrued interest	$2,547,239	$1,664,065
Less; accrued interest on Non-convertible notes	(2,464,457)	(1,615,609)
Accrued interest-current	$82,782	$48,456

NOTE 9- PUT PREMIUM ON CONVERTIBLE DEBT

In connection with the private placement and debt transactions during the period ended December 31, 2015, the Company issued 4,955,000 warrants, to purchase common stock with an exercise price of $0.40 and a three-year term. During the year ended December 31, 2016 an additional 166,756 warrants were issued with an exercise price of $.08 and having a three-year term. The Company identified certain put features embedded in the warrants that potentially could result in a net cash settlement in the event of a fundamental transaction, requiring the Company to classify the warrants as a derivative liability. During the year ended December 31, 2017, 2,250,000 warrants expired.

In connection with the issuance of convertible notes as discussed above in Note 7, the Company evaluated the note agreements to determine if the agreement contained any embedded components that would qualify the agreement as a derivative. The Company identified certain put features embedded in the convertible note agreement that potentially could result in a net cash settlement in the event of a fundamental transaction, requiring the Company to classify the conversion feature as a derivative liability.

During the year ended June 30, 2019 the Company revaluated the note agreements and determined that all of the conversion features meet the standard for classification of those features as stock settled debt in accordance with ASC 480 – Distinguishing Liabilities from Equity, whereby a put premium is calculated using the stock price discount and recorded as a liability fully recognized as interest expense on the date the issued. As of June 30, 2019, The Company has recognized the put premiums as calculated by reclassifying the derivative liabilities and fully amortizing the corresponding debt discounts into interest expense.

NOTE 10- DERIVATIVE LIABILITIES

Pursuant to Generally Accepted Accounting Principles (GAAP), the Company assigns a value to the equity component of all convertible securities, known as a derivative liability. Based upon the nature of the Company’s outstanding debt instruments, it was determined that the binomial lattice method, which is recommended for GAAP, should be utilized. The following assumptions were utilized in determining the derivative liability:

Volatility:	162%
Interest rate:	1.5% per year
Dividends:	$0

At March 31, 2019 and June 30, 2018, derivative liability totals were as follows:

	June 30, 2019	June 30, 2018
Derivative liability-Notes	$946,627	$3,542,918
Derivative liability-Warrants	33,284	295,873
Total Derivative liability	979,911	3,838,791
Less: current portion	(-)	(-)
Derivative liability-non-current	$979,911	$3,838,791

Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: Inputs reflect: quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The following is the Company’s derivative liability measured at fair value on a recurring basis at June 30, 2019 and June 30, 2018:

	June 30, 2019	June 30, 2018
Level 1	$-	$-
Level 2 – Derivative Liability	-	-
Level 3	979,911	3,838,791
Total	$979,911	$3,838,791

NOTE 11 – CONVERTIBLE DEBENTURES, NET

See Issuance History, Item 3, above, for Notes issued during the current fiscal year.

Balances of convertible debt are as follows:

Creditor	Issued	Date	Rate	30-Jun-2019	30-Jun-2018
Oscaleta Partners, LLC	08-Jan-13	30-Jun-14	10%	$2,500	$2,500
Tarpon Bay Parnters, LLC	13-Feb-13	01-Jan-15	10%	5,000	5,000
Jefferson Street LLC	30-Apr-14	31-Dec-14	10%	3,502	32,178
Oscaleta Partners, LLc	01-Oct-14	01-Jan-17	10%	25,000	25,000
Alpha Capital Anstalt	21-Apr-15	20-Apr-17	10%	1,619,375	1,619,375
Tarpon Bay Parnters, LLC	21-Apr-15	20-Apr-17	10%	554,792	554,792
Oscaleta Partners, LLC	27-Apr-15	31-Dec-16	10%	13,250	13,250
Tarpon Bay Parnters, LLC	08-May-15	31-Dec-16	10%	7,500	7,500
Alpha Capital Anstalt	29-Jul-15	28-Jul-17	10%	80,000	80,000
Tarpon Bay Parnters, LLC	04-Oct-15	14-Oct-17	10%	78,000	78,000
Tarpon Bay Parnters, LLC	20-Oct-15	20-Oct-17	10%	24,525	35,000
Alpha Capital Anstalt	19-Nov-15	19-Nov-17	10%	325,000	325,000
Tarpon Bay Parnters, LLC	19-Nov-15	19-Nov-17	10%	110,000	110,000
Alpha Capital Anstalt	07-Dec-15	07-Dec-17	10%	25,000	25,000
Tarpon Bay Parnters, LLC	26-Jan-16	26-Jan-18	10%	102,500	102,500
Alpha Capital Anstalt	26-Jan-16	26-Jan-18	10%	343,745	343,745
Alpha Capital Anstalt	29-Feb-16	28-Feb-18	10%	200,000	200,000
Alpha Capital Anstalt	01-Apr-16	01-Apr-18	10%	300,000	300,000
EMA Financial	25-Apr-16	28-Feb-18	10%	200,000	200,000
Southridge Partners, LLC	09-May-16	09-May-18	10%	100,000	100,000
Southridge Partners, LLC	20-May-16	20-May-18	10%	100,000	100,000
Alpha Capital Anstalt	25-May-16	25-May-18	10%	300,000	300,000
Southridge Partners, LLC	26-May-16	26-May-18	10%	-	25,000
Alpha Capital Anstalt	08-Jun-16	08-Jun-18	10%	150,000	150,000
Southridge Partners, LLC	08-Jun-16	08-Jun-18	10%	100,000	100,000
Alpha Capital Anstalt	07-Jul-16	30-Jun-18	10%	200,005	200,005
Southridge Partners, LLC	07-Jul-16	30-Jun-18	10%	100,000	100,000
Alpha Capital Anstalt	15-Aug-16	15-Aug-18	10%	250,005	250,005
Southridge Partners, LLC	18-Nov-16	18-Nov-18	10%	10,000	10,000
Joseph Canouse	14-Aug-17	24-May-18	0%	5,000	5,000
Alpha Capital Anstalt	14-Sep-17	31-Aug-18	10%	50,005	50,005
Oscaleta Partners, LLC	20-Nov-17	20-Nov-18	10%	15,000	15,000
Oscaleta Partners, LLC	15-Dec-17	31-Dec-18	10%	40,000	40,000
Oscaleta Partners, LLC	15-Dec-17	31-Dec-18	10%	28,905	28,905
Oscaleta Partners, LLC	05-Feb-18	04-Feb-19	12%	10,000	10,000
Oscaleta Partners, LLC	08-Mar-18	07-Mar-09	12%	15,500	15,500
Oscaleta Partners, LLC	04-Dec-18	07-Mar-19	12%	27,500	-
Oscaleta Partners, LLC	10-Dec-18	31-Dec-19	12%	22,500	-
Alpha Capital Anstalt	10-Dec-18	31-Dec-19	12%	25,010	-
Oscaleta Partners, LLC	07-Jan-19	06-Jul-19	12%	27,000	-
Oscaleta Partners, LLC	28-Jan-19	27-Jul-19	12%	40,000	-
Oscaleta Partners, LLC	22-Feb-19	21-Aug-19	12%	30,000	-
Oscaleta Partners, LLC	22-Mar-19	21-Sep-19	12%	18,000	-

Convertible notes outstanding, gross				$5,684,119	$5,558,260
Less: Discount on notes				(98,783)	(29,495)
Convertible notes outstanding, net				5,585,336	5,528,765
Less; Non-current portion				(5,309,945)	(5,331,343)
Convertible notes outstanding, current portion				$275,391	$197,422

Debt retired for the twelve months ended June 30, 2019 is as follows:

a)	On July 17 , 2018 the Company issued 78,400,000 shares of common stock to Oscaleta Partners LLC for the extinguishment of $10,525 of convertible debt, $-0- of accrued interest and $1,235 in fees.

b)	On August 6, 2018 the Company issued 78,066,667 shares of common stock to Oscaleta Partners LLC for the extinguishment of $10,475 of convertible debt, $-0- of accrued interest and $1,235 in fees.

c)	On September 5, 2018 the Company issued 88,315,800 shares of common stock to Oscaleta Partners LLC for the extinguishment of $1,750 of convertible debt, $5,846.58 of accrued interest and $1,235 in fees.

d)	On October 3, 2018 the Company issued 97,031,600 shares of common stock to Oscaleta Partners LLC for the extinguishment of $850 of convertible debt, $3,646.58 of accrued interest and $355 in fees.

e)	On November 8, 2018 the Company issued 84,949,400 shares of common stock to Oscaleta Partners LLC for the extinguishment of $1,100 of convertible debt, $2,742.47 of accrued interest and $405 in fees.

f)	On November 28, 2018 the Company issued 50,958,651 shares of common stock to Red Clover Capital for the extinguishment of $5,095.87 of convertible debt.

g)	On November 30, 2018 the Company issued 50,958,651 shares of common stock to Red Clover Capital for the extinguishment of $5,095.87 of convertible debt.

h)	On November 30, 2018 the Company issued 21,868,500 shares of common stock to Oscaleta Partners LLC for the extinguishment of $275 of convertible debt, $1,506.85 of accrued interest and $405 in fees.

i)	On December 6, 2018 the Company issued 33,700,000 shares of common stock to EMA Financial for the extinguishment of $5,055.00 of convertible debt.

j)	On December 7, 2018 the Company issued 108,680,100 shares of common stock to Oscaleta Partners LLC for the extinguishment of $1,000 of convertible debt, $9,463.01 of accrued interest and $405 in fees.

k)	On December 18, 2018 the Company issued 80,000,000 shares of common stock to Carpathia LLC for the extinguishment of $2,650 of convertible debt and $1,350 in fees.

l)	On January 10, 2019 the Company issued 92,158,933 shares of common stock to Oscaleta Partners LLC for the extinguishment of $5,080 of convertible debt, $7,443.84 of accrued interest and $1,300 in fees.

m)	On January 31, 2019 the Company issued 62,000,000 shares of common stock to Red Clover Capital for the extinguishment of $6,200 of convertible debt.

n)	On February 1, 2019 the Company issued 98,187,025 shares of common stock to Oscaleta Partners LLC for the extinguishment of $35,000 of convertible debt, $232.62 of accrued interest and $1,300 in fees.

o)	On February 5, 2019 the Company issued 66,562,500 shares of common stock to Oscaleta Partners LLC for the extinguishment of $20,000 of convertible debt and $1,300 in fees.

p)	On February 13, 2019 the Company issued 81,511,600 shares of common stock to Oscaleta Partners LLC for the extinguishment of $14,945 of convertible debt, $57.32 of accrued interest and $1,300 in fees.

q)	On February 13, 2019 the Company issued 49,887,000 shares of common stock to Oscaleta Partners LLC for the extinguishment of $800 of convertible debt, $8,677.40 of accrued interest and $1,300 in fees.

r)	On March 1, 2019 the Company issued 42,133,333 shares of common stock to Oscaleta Partners LLC for the extinguishment of $3,756 of convertible debt and $1,300 in fees.

s)	On March 12, 2019 the Company issued 170,000,000 shares of common stock to Oscaleta Partners LLC for the extinguishment of $5,500 of convertible debt and $1,300 in fees.

t)	On March 21, 2019 the Company issued 117,050,000 shares of common stock to Oscaleta Partners LLC for the extinguishment of $3,382 of convertible debt, and $1,300 in fees.

u)	On March 27, 2019 the Company issued 117,671,200 shares of common stock to Oscaleta Partners LLC for the extinguishment of $4,633.56 of accrued interest and $1,300 in fees.

v)	On May 29, 2019 the Company issued 154,178,000 shares of common stock to Oscaleta Partners LLC for the extinguishment of $4,633.56 of accrued interest plus $1,300 in fees.

w)	On June 25, 2019 the Company issued 226,538,400 shares of common stock to Oscaleta Partners LLC for the extinguishment of $10,221.92 of accrued interest plus $1,105 in fees.

NOTE 12- LOANS PAYABLE TO INVESTORS

On December 27, 2017, the Company terminated its relationship with its former minority owners and agreed that the amount owed was $311,531.66. This amount was reclassified to Loan payable to investors since they were no longer minority owners.

At June 30, 2019 and June 30, 2018, loans payable to investors:

	June 30, 2019	June 30, 2018
Total loans payable to investors	$296,532	$299,032
Less: Long-Term portion	(266,532)	(269,032)
Loans payable-current	$30,000	$30,000

Reconciliation of balances

Balance at June 30, 2018	$299,032
Payments during twelve months ended June 30, 2019	(5,000)

Balance at June 30, 2019	$294,032

The loan shall be repaid at the greater of: a) 50% of the prior month’s cash flow from operations or b) $2,500. Thusly, the minimum repayment of $30,000, $2,500 for 12 months is included as current.

NOTE 13- NON-CONVERTIBLE NOTES PAYABLE

During May 2018, the Company and its investors agreed to restructure its existing accrued interest payable to a long term note due December 31, 2019. The note shall be non-interest bearing and non-convertible.

At June 30, 2019 and June 30, 2018, loans payable to investors

	June 30, 2019	June 30, 2018
Reclassified accrued Interest	$2,464,457	$1,615,609
Non-convertible notes Payable	$2,464,457	$1,615,609

NOTE 14- STOCKHOLDERS’ DEFICIENCY

Common stock

There are 2,000,000,000 shares of common stock authorized of June 30, 2019. At June 30, 2019 and June 30, 2018, there were 2,403,847,374 and 733,756,414, shares of Common stock outstanding, respectively. As of the date of this report, there are 2,558,025,374 shares of common stock outstanding.

On February 28, 2019, the Company filed with the Secretary of state of Nevada to increase the authorized number of shares from 2,000,000,000 to 5,000,000,000.

The Company is obligated to issue another 100,000,000 shares for the purchase of the 20% of New Jersey Battery Project that they had not previously owned. To date, these shares have not been issued.

Preferred Stock

Here is a summary of the Company’s outstanding preferred stock

Shares authorized and par value

Preferred Series Class	Shares authorized	Par value

Series A	100,000	$.0001
Series B	51	$.0001
Series C	100,000	$.001

Shares outstanding

Preferred Series Class	June 30, 2019	June 30, 2018

Series A	98,000	98,000
Series B	51	51
Series C	100,000	-

Common shares to be issued upon conversion

Preferred Series Class	June 30, 2019	June 30, 2018

Series A	292 million	292 million
Series B	51	51
Series C	4 billion	-0-

NOTE 15- NON-CONTROLLING INTEREST

The Company has majority stakes in its two operating subsidiaries as follows:

New England World of Beer	51%
New Jersey Battery	80	%*

*-	The Company has agreed to purchase the other 20% of New Jersey Battery for 100 million shares and $250,000. To date, this compensation has not been paid and as such the Company has not yet accounted for the purchase.

As such, the Company must account for the share of each entity it does not own. As of June 30, 2019 and June 30, 2018, non-controlling interest was as follows:

	June 30, 2019	June 30, 2018

New England World of Beer	$(805,310)	$(835,576)
New Jersey Battery	34,330	-
Total	$(771,980)	$(835,576)

The minority interest was reduced by approximately $20,000 during the twelve months ended June 30, 2019 for returns of capital to minority owners.

The Company has agreed to issue 100,000,000 shares of common stock plus $250,000 for the ownership of the remaining 20% of New Jersey Battery. To date, these shares or the cash payment have not been issued.

NOTE 16- SEGMENT REPORTING

The Company has two segments; a) tavern and b) battery project. Information on the battery project is presented from the date of acquisition, October 24, 2018 through June 30, 2019

Balance sheet information as of June 30, 2019:

	Tavern	Battery	Corporate	Total

Cash	$71,473	$61	$438	$71,972
Fixed Assets-net	2,256,812	-	-	2,256,812
Goodwill	-	-	468,224	468,224
Total assets	$2,631,756	$77,147	$547,034	$3,255,937

Income statement information for twelve months ended June 30, 2019:

	Tavern	Battery	Corporate	Total

Revenues	$4,258,159	$-	$-	$4,258,159
Cost of goods sold	1,228,604	-	-	1,228,604
Gross margin	3,029,555	-	-	3,029,555
Operating expenses	3,234,747	171,449	47,333	3,453,529
Operating loss	(205,192)	(171,449)	(47,333)	(423,974)
Other (expenses)	-	-	(9,155,798)	(9,155,798)
Net income before income tax	(205,192)	(171,449)	(9,203,131)	(9,579,772)
Non-controlling interest	40,425	34,289	-	74,714
Net income	$(164,767)	$(137,160)	$(9,203,131)	$(9,505,058)

NOTE 17- MANAGEMENT CHANGES

Resignation of Former Chief Executive Officer and Chief Operating Officer

On October 24, 2018, Mr. Jeffrey Canouse, CEO and Director There were no disagreements between the Company and Mr. Canouse.

Appointment of New Chief Executive Officer and Director

Effective October 24, 2018, Christopher Harrison was named the new Chief Executive Officer and director of the Company.

NOTE 18- LIQUIDATION OF OPERATIONS IN BANKRUPTCY

On June 6, 2017, the Company’s 51% owned tavern in Milford CT, Milford Craft LLC , filed for bankruptcy in United States Bankruptcy Court, District of Connecticut. During the first quarter of the current fiscal year, the Company completely ceased operations at Milford Craft LLC.

For financial statement purposes, the company eliminated all balances on the balance sheet and recorded a loss for its investment in the property as follows:

Net investment in Milford Craft LLC	$1,371,760
Net equity of Milford Craft LLC	(403,076)
Loss on liquidations of operations placed into bankruptcy	$(968,684)

NOTE 19- LEGAL SETTLEMENT

On September 21, 2015, Mr. James Giordano, the former Chief Executive Officer filed suit against the Company for back wages in the Judicial District of Stamford CT. Shortly after the commencement of trial on September 13, 2017, the parties reached a settlement whereby Mr. Giordano would receive $50,000 and release any future claims he might have against the Company.

Amounts owed to Mr. Giordano were paid in the fiscal year ended June 30, 2018. There is no remaining liability.

NOTE 20- INCOME TAXES

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, as of June 30, 2019 and June 30, 2018 are as follows:

Deferred tax asset	30-Jun-19	30-Jun-18

Net income (loss)	$(9,505,058)	$5,195,984

Add:
Amortization of debt discount	201,549	1,281,817
Change in Fair market value of derivative liability	9,960,182	(8,568,710)

Derivative expense on transfer of put premium	408,522	-

Write-down of property placed in bankruptcy	-	968,684

Reserve on receivable from Attitude Drinks, Inc.	-	321,811

Gain on establishment of put premium	(2,371,607)	-

Taxable income	$(1,306,412)	$(800,414)
Marginal tax rate	26%	26%

Deferred tax asset	339,667	208,108
Change in valuation allowance	(339,667)	(208,108)

Deferred tax asset	$-	$-

The federal statutory tax rate reconciled to the effective tax rate during fiscal years ended June 30, 2019 and 2018, respectively, is as follows:

	2020	2019
Tax at U.S. Statutory Rate	21.0%	21.0%
Estimated state income tax rate	5.0%	5.0%
Less valuation allowance	(26.0)%	(26.0)%
	0.0%	0.0%

Utilization of the Company’s net operating losses may be subject to substantial limitations if the Company experiences a 50% change in ownership, as provided by the Internal Revenue Service Code and similar state provisions.

NOTE 21- SUBSEQUENT EVENTS

There were no events of a material nature that occurred subsequent to the Balance sheet date and the date of this report except for the following items mentioned below:

Sale of WOB Taverns

On September 28, 2020, the Company sold its interests in the West Hartford World of Beer, and Cambridge Craft restaurants. Concurrent with this sale, the Purchase also acquired the debt associated with the restaurants. As a result, after this transaction, there will be approximately $10,000 of debt remaining on the balance sheet from this line of business.

Rescission of Battery Project

In January of 2020, the assets of the Battery project were sold for $125,000. The proceeds from the sales were issued to the former owners of the Battery. Concurrent with the sale of the asset, the Series B preferred issued to the former owners of Battery were cancelled. As of that date, there are no assets or liabilities on the books of the Company related to the Battery project.

Management Changes and Compensation agreement

Effective January 4, 2021, Mr. Harrison resigned as the Chief Executive Officer and was replaced by Jeffrey M. Canouse on that date. Mr. Canouse signed a Management compensation agreement whereby his monthly compensation is $15,000 per month.

Issuance of convertible debt

Harrison Note

Upon leaving the company, Mr. Harrison received a note for services rendered of $100,000. The note bears interest at a rate of 8% and matures on January 4, 2022. The note is convertible into common stock of the Company at the lower of seventy five percent (75%) of the closing bid price for the Company’s common stock on the date of this Note, or (b) fifty percent(50%) (“Discount”) of the lowest closing bid price for the Company’s common stock during the thirty(30) trading days immediately preceding the date of delivery by Holder to Company of the Conversion Notice.

Canouse Note

Upon becoming Chief Executive of the Company, Mr. Canouse received a note of $150,000. The note bears interest at a rate of 12% and matures on January 4, 2022. The note is convertible into common stock of the Company at the lower of seventy five percent (75%) of the closing bid price for the Company’s common stock on the date of this Note, or (b) fifty percent(50%) (“Discount”) of the lowest closing bid price for the Company’s common stock during the thirty(30) trading days immediately preceding the date of delivery by Holder to Company of the Conversion Notice.

Issuance of common stock for extinguishment of debt

The following conversions were made subsequent to the Balance sheet date

			Accrued			Shares
Debtholder	Date	Principal	Interest	Fees	Total	Issued

CARPATHIA, LLC	28-Jan-21	$5,000	$3,109	$1,500	$9,609	217,000,000
Total		$5,000	$3,109	$1,500	$9,609	217,000,000

PART III—EXHIBITS

Index to Exhibits

Number	Exhibit Description

2.1*	Amended Articles of Incorporation and Amendments Thereto
2.2*	Bylaws
3.1*	Specimen Stock Certificate
3.2*	Subscription Agreement
6.1*	Stock Purchase Agreement, by and between the Company and Stockholders of Attitude Beer Holding, Inc., dated September 28, 2020
6.2*	Promissory Note by and between the Company and EMA Financial, LLC, dated September 28, 2020
6.3*	Promissory Note by and between the Company and Alpha Capital Anstalt, dated September 28, 2020
6.4*	Promissory Note by and between the Company and Tarpon Bay Partners, LLC, dated September 28, 2020
6.5*	Option Agreement by and between the Company and Digi Assets, Inc.., dated September 28, 2020
6.6*	Convertible Note by and between the Company and Southridge Financial Management Financial Services, dated September 28, 2020
6.7*	Franchise Agreement by and between West Hartford WOB, LLC, and World of Beer Franchising Inc., dated November 11, 2014
6.8*	Franchise Agreement by and between Cambridge Craft, LLC, and World of Beer Franchising, Inc., dated December 15, 2015
6.9*	Assignment Agreement by and between Pacific Asset Acquisition, Inc., Harrison Vickers and Waterman, Inc., and Tarpon Bay Partners, LLC, dated September 17, 2020.

6.10*	Joint Venture Agreement by and between Attitude Beer Holding, Inc. and New England WOB, LLC, dated 12.24.2014.

12.1**	Opinion of Law Office of Andrew Coldicutt

*	Previously Filed
**	Filed Herewith

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wakefield, MA on March 22, 2021.

(Exact name of issuer as specified in its charter):	Pacific Software, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Izak On
Title: Izak On, Chief Executive Officer (Principal Executive Officer)
(Date):	March 22, 2021

/s/ Izak On
Title: Izak On, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)
(Date):	March 19, 2021

SIGNATURES OF DIRECTORS:
/s/ Izak On	March 22, 2021
Date

/s/ Michael Finkelstein	March 22, 2021
Date

III-2